Prospectus Supplement to Prospectus dated November 20, 2008

SLM CORPORATION

Medium Term Notes, Series A

Due 9 Months or Longer From the Date of Issue

The following terms apply to the medium term notes that SLM Corporation may sell from time to time. The final terms for each note will be included in a pricing supplement.

•	They will have maturities of 9 months or longer.

•

They may have a fixed or floating interest rate, be zero-coupon notes, be amortizing notes, be issued with original issue discount or be notes having combinations of these features. Floating interest rates may be based on any of the following indices or on other interest rate indices or formulas specified in a pricing supplement:

•	CD Rate;

•	CMT Rate;

•	Commercial Paper Rate;

•	Consumer Price Index-Linked Rate;

•	Federal Funds Rate;

•	LIBOR;

•	Prime Rate; and/or

•	91-day Treasury Bill Rate.

•	They will be issued in minimum denominations of $2,000 and multiples of $1,000 above that amount or another denomination specified in a pricing supplement.

•	Any floating interest rate may be adjusted by adding or subtracting a specified spread or margin or by applying a spread multiplier.

•	Interest will be paid monthly, quarterly, semi-annually, annually, at maturity or as otherwise set forth in a pricing supplement.

•	They may be issued in book-entry or certificated form.

•	They may be subject to redemption at our option or repayment at the option of the holder.

•	They may be denominated in U.S. dollars, in a currency other than U.S. dollars or in a composite currency.

•	Settlement will be in immediately available funds.

We do not plan to list the notes for trading on any securities exchange unless we specify otherwise in the pricing supplement for your notes. We generally will receive between 99.100% and 99.999% of the proceeds from the sale of the notes, after paying the agents commissions of between .10 basis points and 90 basis points of the principal amount of the notes. We may pay the agents or other dealers commissions that differ from these estimated commissions. Actual commissions and fees will be determined as of the time of the pricing of the notes and will be set forth in the pricing supplement for each note.

Investing in these securities involves risks. See “Risk Factors” on page S-4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

Obligations of SLM Corporation and any subsidiary of SLM Corporation are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation nor any subsidiary of SLM Corporation is a government-sponsored enterprise or an instrumentality of the United States of America.

We may sell the notes to or through one or more agents or dealers, including the agents listed below. The agents are not required to sell any particular amount of the notes. The agents have agreed to use their reasonable efforts to sell the notes. We may also sell notes without the assistance of any agent.

Lead Arranger

BofA Merrill Lynch

Distribution Agents

Barclays Capital	J.P. Morgan
Credit Suisse	RBC Capital Markets
Deutsche Bank Securities	RBS

The date of this prospectus supplement is March 17, 2010.

PROSPECTUS SUPPLEMENT

PROSPECTUS

You should rely only on the information incorporated by reference or contained in this prospectus supplement, the accompanying prospectus and the applicable pricing supplement. We have not authorized anyone to provide you with different information, and if you receive any unauthorized information you should not rely on it. We are not making an offer of these securities in any place where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the attached prospectus or any pricing supplement is accurate as of any date other than the date on the front of the applicable document.

Offers and sales of the notes are subject to restrictions in some jurisdictions. In particular, there are restrictions on the distribution of this prospectus supplement and the accompanying prospectus and the offer or sale of the notes in the European Economic Area and the United Kingdom, and details of these restrictions are set out in the section entitled “Offering Restrictions” in this prospectus supplement. The distribution of this prospectus supplement and the accompanying prospectus and the offer or sale of the notes in certain other jurisdictions may be subject to restrictions by law. Persons who come into possession of this prospectus supplement and the accompanying prospectus or any notes must inform themselves about and observe any applicable restrictions on the distribution of this prospectus supplement and the accompanying prospectus and the offer and sale of the notes.

References in this prospectus supplement and the accompanying prospectus to “we,” “us,” “our” and “the Company” are to SLM Corporation and its consolidated subsidiaries unless the context requires otherwise or unless we specify otherwise.

ABOUT THIS PROSPECTUS SUPPLEMENT AND PRICING SUPPLEMENTS

We intend to use this prospectus supplement, together with the accompanying prospectus, to offer our Medium Term Notes, Series A, from time to time.

This prospectus supplement provides certain terms of the notes that we may offer. It supplements the description of our debt securities contained in the accompanying prospectus.

Each time we issue notes, we will file, to the extent required, an issuer free writing prospectus containing the material terms of the notes, and we will also file a pricing supplement to this prospectus supplement. The pricing supplement will contain the specific description of the notes being offered and the terms of the offering. The pricing supplement may also add, update or change information in this prospectus supplement or the accompanying prospectus. Information in the pricing supplement will replace any inconsistent information in this prospectus supplement and the accompanying prospectus, including any changes in the method of calculating interest on any note.

If your pricing supplement is inconsistent with this prospectus supplement or the accompanying prospectus, your pricing supplement will control with regard to your note. Thus, the statements we make in this prospectus supplement or in the accompanying prospectus may not apply to your note.

It is important for you to read and consider all the information contained in this prospectus supplement, the accompanying prospectus, the pricing supplement and any issuer free writing prospectus for a particular issuance of notes in making your investment decision. You should also read and consider the information in the documents we have referred you to in the section entitled “Where You Can Find More Information” in the accompanying prospectus.

RISK FACTORS

Your investment in the notes involves risk. In consultation with your financial and legal advisers, you should carefully consider the following risks and the other information included or incorporated by reference in the applicable pricing supplement, this prospectus supplement and the attached prospectus, including the information under “Forward-Looking Statements” beginning on page 2 of the attached prospectus, before deciding that an investment in the notes is suitable for you. You should not purchase the notes unless you understand and can bear the investment risks of the notes.

There May Not Be Any Trading Market for the Notes.

Upon issuance, the notes will not have an established trading market. We cannot assure you that a trading market for the notes will ever develop or, if one develops, that it will be maintained. In addition to our creditworthiness, many factors affect the trading market for the notes and their trading value. These factors include:

•	the method of calculating the principal and interest on the notes;

•	the time remaining to the maturity of the notes;

•	the total outstanding amount of any particular issuance of notes or of our notes in total;

•	any redemption or repayment features of the notes; and

•	the level, direction and volatility of interest rates for securities like our notes and in general.

You should also be aware that there may be a limited number of buyers if you decide to sell the notes. This may affect the price you receive for the notes or your ability to sell the notes at all.

If the Notes are Redeemable, We May Redeem Them When Prevailing Interest Rates are Relatively Low.

If the pricing supplement for your notes provides that the notes are redeemable at our option, we may choose to redeem the notes on or after the date indicated in the pricing supplement. If that pricing supplement provides that the notes are subject to mandatory redemption or are otherwise redeemable at the option of the holder, we also may be required to redeem the notes upon the occurrence of certain events or at a certain date. In the event that prevailing interest rates are relatively low when we choose or are required to redeem the notes, you may not be able to reinvest the redemption proceeds in a comparable security with a yield as high as that on the notes being redeemed. Our ability to redeem the notes before the maturity date may affect the market value of the notes at any time when potential purchasers believe we are likely to redeem the notes.

Our Credit Ratings May Not Reflect All Risks of an Investment in Our Notes.

The credit ratings of our senior unsubordinated indebtedness, which includes our notes, may not reflect the potential impact of all risks related to any trading market for the notes or their trading value. In addition, changes or anticipated changes in our credit ratings generally will affect any trading market for the notes or their trading value.

If the Notes You Purchase are Floating Rate Notes, You May Receive a Lesser Amount of Interest in the Future.

Because the interest rate on floating rate notes will be indexed to an external interest rate or index that may vary from time to time, there will be significant risks not associated with a conventional fixed rate debt security. These risks include fluctuation of the applicable interest rate and the possibility that, in the future, you will receive a lesser amount of interest. We have no control over a number of matters that may affect interest rates, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results. In recent years, interest rates have been volatile, and volatility may be expected in the future. However, past experience is not necessarily indicative of what may occur in the future.

If the Floating Rate Notes You Purchase are Subject to a Maximum Interest Rate, Your Return Will Be Limited.

If the applicable pricing supplement specifies that your floating rate notes are subject to a maximum interest rate, the rate of interest that will accrue on the floating rate notes during any interest reset period will never exceed the specified maximum interest rate. Conversely, although the applicable rate of interest will always be greater than zero for floating rate notes, unless a minimum interest rate is specified in the applicable pricing supplement, the interest rate you receive in the future may decrease.

An Investment in Notes Indexed to The Consumer Price Index Entails Significant Risks that are Not Associated With Similar Investments in Conventional Floating Rate or Fixed Rate Debt Securities.

You should consult your financial and legal advisors as to the risks entailed by an investment in consumer price index-linked notes and the suitability of an investment in consumer price index-linked notes in light of your particular circumstances.

The Interest Rate on Consumer Price Index-linked Notes May Be Less Than the Spread and, in Some Cases, Could Be Zero.

Interest payable on consumer price index-linked notes is linked to changes in the level of the consumer price index (as defined below) during twelve-month measurement periods.

If the consumer price index does not increase during a relevant measurement period, which is likely to occur when there is little or no inflation, owners of consumer price index-linked notes may receive interest payments for that interest period equal to the spread (if the interest rate formula provides for a spread), which will be specified in the applicable pricing supplement for your notes, or equal to the minimum interest rate (if the interest rate formula provides for a multiplier), which may be as low as zero percent.

If the consumer price index decreases during a relevant measurement period, which is likely to occur when there is deflation, owners of consumer price index-linked notes will receive interest payments for that interest period that are less than the spread or equal to the minimum interest rate, which may be as low as zero percent, as applicable.

The Interest Rate on Consumer Price Index-Linked Notes May Fall Below the Rate Otherwise Payable on Similar Fixed or Floating Rate Debt Securities Issued by Us.

The interest rate on consumer price index-linked notes, including the minimum interest rate, may be below what we would expect to pay if we issued non-callable senior debt securities with a fixed or floating rate and similar maturity to that of the consumer price index-linked notes. Any interest payable in excess of the minimum interest rate on the consumer price index-linked notes will be based upon the difference in the level of the consumer price index determined as of the specified measurement dates plus the spread or multiplied by the multiplier, as applicable.

The Historical Levels of The Consumer Price Index are Not an Indication of the Future Levels of the Consumer Price Index and Those Levels May Change Substantially.

Holders of consumer price index-linked notes will receive interest payments that will be affected by changes in the consumer price index. Such changes may be significant. Changes in the consumer price index are a function of the changes in specified consumer prices over time, which result from the interaction of many factors over which we have no control.

The historical levels of the consumer price index are not an indication of the future levels of the consumer price index during the term of the consumer price index-linked notes. In the past, the consumer price index has experienced periods of volatility, including on a monthly basis, and this volatility may occur in the future. Fluctuations and trends in the consumer price index that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future.

The Consumer Price Index Itself and the way The Bureau of Labor Statistics Calculates The Consumer Price Index May Change in the Future or The Consumer Price Index May No Longer Be Published.

The Bureau of Labor Statistics of the U.S. Labor Department (“BLS”) may change the method by which it calculates the consumer price index. If there are changes in the way the consumer price index is calculated, it could reduce the level of the consumer price index and lower the interest payment with respect to consumer price index-linked notes. Accordingly, the amount of interest, if any, payable on consumer price index-linked notes, and therefore the value of the consumer price index-linked notes, may be significantly reduced. If the consumer price index is substantially altered (as determined in the sole discretion of the calculation agent), a substitute index will be employed to calculate the interest payable on consumer price index-linked notes.

The Rating Agencies Could Downgrade the Ratings on Our Senior Unsecured Debt, Which Could Increase Our Costs of Funds.

In addition to securitizations, we also utilize senior unsecured long-term and short-term debt for our financing and liquidity, the cost of which is dependent upon our credit ratings. As of June 11, 2008, our senior unsecured long-term debt was rated Ba1, BBB-, and BBB- and our senior unsecured short-term debt was rated Not Prime, A-3 and F-3 by Moody’s Investors Service, Inc., Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and Fitch Ratings, respectively. If any or all of these ratings were downgraded for any reason, our overall cost of issuing senior unsecured debt could increase.

The Provisions of the Notes relating to Change of Control Transactions Will Not Necessarily Protect You in the Event of a Highly Leveraged Transaction.

If the notes contain change of control provisions, then the terms of the notes will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a takeover, reorganization, recapitalization, restructuring, merger or other similar transactions involving us. As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit rating or otherwise adversely affect the holders of the notes. These transactions may not involve a change in voting power or beneficial ownership or result in a downgrade in the ratings of the notes, or, even if they do, may not necessarily constitute a Change of Control Triggering Event (as defined below) that affords you the protections described in this prospectus supplement. Except as described under “Features Common to All Notes—Repurchase Upon a Change of Control,” the indenture does not contain provisions that permit the holders of the notes to require us to repurchase the notes in the event of a takeover, reorganization, recapitalization, restructuring, merger or similar transaction.

We May Not Be Able to Repurchase All of the Notes Upon a Change of Control Triggering Event, Which Would Result in a Default under the Notes.

If applicable to any particular issuance of notes, we will be required to offer to repurchase the notes upon the occurrence of a Change of Control Triggering Event as provided in the indenture governing the notes. However, we may not have sufficient funds to repurchase the notes in cash at such time. In addition, our ability to repurchase the notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. The failure to make such repurchase would result in a default under the notes.

SLM CORPORATION

SLM Corporation is a holding company that operates through a number of subsidiaries. We were formed in 1972 as the Student Loan Marketing Association, a federally chartered government-sponsored enterprise (“GSE”), with the goal of furthering access to higher education by acting as a secondary market for student loans. In 2004, we completed the transformation to a private company through the wind-down of the GSE. The GSE’s outstanding obligations were placed into a Master Defeasance Trust Agreement as of December 29, 2004, which was fully collateralized by direct, noncallable obligations of the United States.

Our primary business is to originate, service and collect loans made to students and/or their parents to finance the cost of their education. We provide funding, delivery and servicing support for education loans in the United States through our participation in the Federal Family Education Loan Program, as a servicer of loans for the Department of Education, and through our non-federally guaranteed Private Education Loan programs.

We also earn fee income from a number of services including student loan and guarantee servicing, loan default aversion and defaulted loan collections, and for providing processing capabilities and information technology to educational institutions as well as 529 college savings plan program management, transfer and servicing agent services, and administrative services through Upromise Investments, Inc. and Upromise Investment Advisors, LLC . We also operate a consumer savings network through Upromise, Inc.

Our principal executive offices are located at 12061 Bluemont Way, Reston, VA 20190, and our telephone number is (703) 810-3000.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of notes to provide additional funds for our operations and for other general corporate purposes. We will receive the net proceeds only from sales of the notes made in connection with their original issuance. We do not expect to receive any proceeds from resales of the notes by any of the agents.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the five years ended December 31, 2009.

	2005	2006	2007(2)	2008(2)	2009
Ratio of Earnings to Fixed Charges(1)	1.69	1.39	0.93	0.98	1.24

(1)	For purposes of computing this ratio, earnings represent pre-tax income (loss) from continuing operations plus fixed charges. Fixed charges represent interest expensed and capitalized, plus one-third (the proportion deemed representative of the interest factor) of rents, and net of income from subleases.

(2)	Due to pre-tax losses from continuing operations of $492 million and $142 million for the years ended December 31, 2007 and 2008, respectively, the ratio coverage was less than 1:1.

DESCRIPTION OF THE NOTES WE MAY OFFER

Information About Our Medium Term Note Program

Our medium term note program provides for a separate series of notes called Medium Term Notes, Series A. We have summarized various terms that apply generally to these notes in the accompanying prospectus under the caption “Description of Debt Securities.” The following description supplements that description of our debt securities.

This section summarizes the material terms that will apply to each note offered under our medium term note program. Each particular note will have financial and other terms specific to it. We will describe the specific terms of each note in a pricing supplement attached to the front of this prospectus supplement. Those terms may vary from the terms described here.

As you read this section, please remember that the specific terms of your note as described in your pricing supplement will supplement and, if applicable, may modify or replace the general terms described in this section and in the accompanying prospectus. If your pricing supplement is inconsistent with this prospectus supplement or the accompanying prospectus, your pricing supplement will control with regard to your note. Thus, the statements we make in this section or in the accompanying prospectus may not apply to your note.

When we refer to your pricing supplement, we mean the pricing supplement describing the specific terms of the note you purchase. Unless we say otherwise below, the terms we use in this prospectus supplement that we also use in the accompanying prospectus have the meanings we give them in the prospectus. Similarly, the terms we use in any pricing supplement that we also use in this prospectus supplement will have the meanings we give them in this prospectus supplement, unless we say otherwise in the pricing supplement.

The Notes Will Be Issued Under an Indenture

The notes are governed by an indenture, dated as of October 1, 2000, as amended or supplemented from time to time, between us and The Bank of New York Mellon, as successor to JPMorgan Chase Bank, National Association, which acts as trustee. We have filed a copy of the indenture with the Securities and Exchange Commission (“SEC”). We urge you to read the indenture and any applicable indenture supplements which we have filed or will file with the SEC because they, and not this description nor the one in the accompanying prospectus, define your rights as a holder of a note.

We May Issue Other Series of Debt Securities

The indenture permits us to issue different series of debt securities from time to time. The Series A medium term notes issued from time to time will be a single, distinct series of debt securities. We may, however, issue notes in the amounts, at the times and on the terms we wish. The notes will differ from one another, and from other series, in their terms. The indenture permits there to be more than one trustee under the indenture with respect to different series of debt securities.

When we refer to the “notes,” the “Series A medium term notes” or “these notes,” we mean our Medium Term Notes, Series A. When we refer to a “series” of debt securities, we mean a series, such as the notes, issued under our indenture.

Amounts We May Issue

Our indenture does not limit the aggregate amount of debt securities that we may issue. Since the inception of our medium term note program in October 2001, we have issued $ 40,952,000,000 of our Series A medium term notes. These notes and any notes we issue under this prospectus supplement are a single series of debt securities.

The indenture also does not limit the number of series or the aggregate amount of any particular series that we may issue. Also, after we issue notes in a particular offering, we may “re-open” that offering at any later time without the consent of existing noteholders and offer additional notes having the same terms.

We may issue our notes in the amount specified in a pricing supplement. However, we may issue additional notes in amounts that exceed that amount, without your consent and without notifying you.

The indenture and the notes do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the notes or our indenture, except as described under “Description of Debt Securities—Covenants Contained in the Indenture” in the accompanying prospectus.

How The Notes Rank Against Other Debt

The notes will not be secured by any property or assets of SLM Corporation or its subsidiaries. Thus, by owning a note, you are one of our unsecured creditors. In a bankruptcy or liquidation proceeding against us, the notes would rank equally in right of payment with all other unsecured and unsubordinated debt of SLM Corporation.

This Section is Only a Summary

Our indenture and its associated documents, including any applicable indenture supplement and your note, contain the full legal text of the matters described in this section and your pricing supplement. Our indenture, any applicable indenture supplement and the notes are governed by New York law. A copy of our indenture has been filed with the SEC as part of our registration statement. See “Where You Can Find More Information” in the accompanying prospectus for information on how to obtain a copy.

Investors should carefully read the description of the terms and provisions of our debt securities and our indenture under “Description of Debt Securities” in the accompanying prospectus. That section, together with this prospectus supplement and your pricing supplement, summarize all material terms of our indenture, any applicable indenture supplement and your note. They do not, however, describe every aspect of our indenture, any applicable indenture supplement or your note.

FEATURES COMMON TO ALL NOTES

Currency of Notes

The notes will be payable in U.S. dollars unless a pricing supplement specifies otherwise. Before you purchase any note payable in a non-U.S. dollar currency, composite currency, basket of currencies or currency unit or units, as described in the pricing supplement for those notes, you should read carefully the section entitled “Risk Factors” in that pricing supplement.

Types of Notes

We may issue the following types of notes:

•

FIXED RATE NOTES. A note of this type will bear interest at a fixed rate described in the pricing supplement for those notes. This type includes zero coupon notes, which bear no interest and are issued at a price lower than the principal amount.

•

FLOATING RATE NOTES. A note of this type will bear interest at rates that are determined by reference to a formula or an interest rate index. In some cases, the rates may also be adjusted by adding or subtracting a spread or by applying a spread multiplier and may be subject to a minimum rate or a maximum rate. The various interest rates and these other features are described below in “Interest Rates—Floating Rate Notes.” If your note is a floating rate note, the formula and any adjustments that apply to the interest rate will be specified in your pricing supplement.

An indexed note provides that the principal amount payable at its maturity, and/or the amount of interest payable on an interest payment date, will be determined by reference to:

•	one or more securities;

•	one or more currencies;

•	one or more commodities;

•	any other financial, economic or other measures or instruments, including the occurrence or non-occurrence of any event or circumstance; and/or

•	indices or baskets of any of these items.

Other Terms

Unless the pricing supplement for a note indicates otherwise, each note will have the following terms:

•	Each note will mature 9 months or more from the date it is issued.

•	A note may be redeemed or repaid before its maturity date only if specified in the applicable pricing supplement.

•	The notes of each issue will be identical.

•	We will not deposit funds into a sinking fund before the maturity date for any note.

The events of default and remedies described under the caption “Description of Debt Securities—Events of Default and Remedies” in the accompanying prospectus will apply to the notes. The defeasance provisions of the indenture described under the caption “Description of Debt Securities—Defeasance” in the accompanying prospectus may apply to the notes.

We will sell the notes in individual issues. We and each note’s agent or agents will mutually agree to the interest rate, maturity date and issue date for the note. Interest rates that we offer with respect to the notes may differ depending upon, among other factors, the aggregate principal amount of notes purchased in a single transaction. We will only pay interest and principal on the notes on business days (as defined in the glossary at the end of “Interest Rates” below).

Information in the Pricing Supplement

The pricing supplement for your note will describe the following terms of your note:

•	the stated maturity;

•	the specified currency or currencies for principal and interest, if not U.S. dollars;

•	the price at which we originally issue your note, expressed as a percentage of the principal amount, and the original issue date;

•	whether your note is a fixed rate note or a floating rate note or an indexed note;

•	if your note is a fixed rate note, the annual rate at which your note will bear interest, if any, and the interest payment dates;

•

if your note is a floating rate note, the interest rate index, which may be one of the rates described in “Interest Rates—Floating Rate Notes” below; any applicable interest rate or currency index or maturity, spread or spread multiplier or initial, maximum or minimum rate; and the reset, determination, calculation and payment dates, all of which we describe under “Interest Rates—Floating Rate Notes” below;

•	if your note is a floating rate note, the accrual method for your note;

•

if your note is an indexed note, the principal amount, if any, we will pay you at maturity, the amount of interest, if any, we will pay you on an interest payment date or the formula we will use to calculate these amounts, if any;

•	if applicable, whether your note will be exchangeable for or payable in cash or other property;

•	if your note is an original issue discount note, the yield to maturity;

•

if applicable, the circumstances under which your note may be redeemed at our option or repaid at your option before the stated maturity, including upon a Change of Control (as defined below), and any applicable redemption commencement date, repayment date(s), redemption price(s) and redemption period(s);

•	if applicable, any conversion features;

•

the depositary for your note, if other than The Depository Trust Company (“DTC”), and any circumstances under which you may request notes in non-global form, if we do not issue your note only in book-entry form;

•	the clearance and settlement systems for your note, if other than DTC;

•	any risk factors specific to your notes; and

•	any other terms of your note, which could be different from those described in this prospectus supplement and the accompanying prospectus.

Market-Making Transactions

A market-making transaction is one in which one of our agents or an affiliate of theirs resells a note that it has previously acquired from another holder. A market-making transaction in a particular note occurs after the original sale of the note. If you purchase your note in a market-making transaction, you will receive information about the price you pay and your trade and settlement dates in a separate confirmation of sale from that agent or its affiliate.

Redemption

Unless otherwise specified in the pricing supplement for your notes, the notes will not be subject to any sinking fund. Any notes or portion of any note specified in your pricing supplement as “callable” or “redeemable” or otherwise subject to redemption will be subject to redemption upon the terms and events described in that pricing supplement. Any notes or portion of any note selected for redemption may be redeemed, on a pro rata basis, upon the terms set forth in the pricing supplement for those notes, together with interest accrued to but excluding the date fixed for redemption.

We may at any time, and from time to time, purchase notes at any price or prices in the open market or otherwise, and any such purchased notes may be canceled, resold or held by us.

Repurchase Upon a Change of Control

If so provided in the pricing supplement related to your notes you will have certain rights upon a Change of Control Triggering Event. If a Change of Control Triggering Event occurs, unless we have exercised our right, if any, to redeem the notes in full, as described under “—Redemption” above, we will make an offer to each noteholder (the “Change of Control Offer”) to repurchase any and all of such noteholder’s notes (equal to $2,000 or an integral multiple of $1,000 above that amount) at a repurchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased plus accrued and unpaid interest, if any, thereon, to the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, we will be required to mail a notice to noteholders, with a copy to the trustee, describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no less than 30 days and no more than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures described in such notice.

We must comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control repurchase provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control repurchase provisions of the notes by virtue of such conflicts.

We will not be required to offer to repurchase the notes upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party repurchases on the applicable date all notes properly tendered and not withdrawn under its offer; provided that for all purposes of the notes and the indenture governing the notes, a failure by such third party to comply with the requirements of such offer and to complete such offer shall be treated as a failure by us to comply with our obligations to offer to purchase the notes unless we promptly make an offer to repurchase the notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, thereon, to the date of repurchase, which shall be no later than 30 days after the third party’s scheduled Change of Control Payment Date.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept or cause a third party to accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit or cause a third party to deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officer’s certificate stating the principal amount of notes or portions of notes being purchased.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of SLM Corporation and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of SLM Corporation and its subsidiaries taken as a whole to another Person (as defined in the indenture governing the notes) or group may be uncertain.

For purposes of the foregoing discussion of the applicable Change of Control provisions, the following definitions are applicable:

“Below Investment Grade Rating Event” means the notes are rated below an Investment Grade Rating by at least two of the three Rating Agencies on any date from the announcement of the occurrence of a Change of Control (or pending Change of Control) until the end of the 60-day period following public notice of the occurrence of the Change of Control; provided, however, that if (i) during such 60-day period one or more Rating Agencies has publicly announced that it is considering the possible downgrade of the notes, and (ii) a downgrade by each of the Rating Agencies that has made such an announcement would result in a Below Investment Grade Rating Event, then such 60-day period shall be extended for such time as the rating of the notes by any such Rating Agency remains under publicly announced consideration for possible downgrade to a rating below an Investment Grade Rating and a downgrade by such Rating Agency to a rating below an Investment Grade Rating could cause a Below Investment Grade Rating Event.

“Change of Control” means the occurrence of any of the following: (1) direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of SLM Corporation and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to SLM Corporation or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than SLM Corporation or one of its subsidiaries becomes the beneficial owner, directly or indirectly, of more than 50% of the then-outstanding number of shares of SLM Corporation’s voting stock; (3) SLM Corporation consolidates with, or merges with or into, any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), or any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) consolidates with, or merges with or into, SLM Corporation, in any such event pursuant to a transaction in which any of the outstanding voting stock of SLM Corporation or such other “person” (as that term is used in Section 13(d)(3) of the Exchange Act) is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the voting stock of SLM Corporation outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving “person” (as that term is used in Section 13(d)(3) of the Exchange Act) immediately after giving effect to such transaction; (4) the first day on which a majority of the members of SLM Corporation’s Board of Directors are not Continuing Directors; or (5) the adoption of a plan relating to the liquidation or dissolution of SLM Corporation; provided, however, that a transaction will not be deemed to involve a Change of Control if (A) we become a wholly owned subsidiary of a holding company and (B) the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of SLM Corporation’s voting stock immediately prior to that transaction. For purposes of this definition, “voting stock” means capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of SLM Corporation, even if the right to vote has been suspended by the happening of such a contingency.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of SLM Corporation who (1) was a member of the Board of Directors of SLM Corporation on the date of the issuance of the Notes; or (2) was nominated for election or elected to the Board of Directors of SLM Corporation with the approval of a majority of the Continuing Directors who were members of such Board of Directors of SLM Corporation at the time of such nomination or election (either by specific vote or by approval of SLM Corporation’s proxy statement in which such member was named as a nominee for election as a director).

“Fitch” means Fitch Ratings Inc.

“Investment Grade Rating” means a rating by Moody’s equal to or higher than Baa3 (or the equivalent under a successor rating category of Moody’s), a rating by S&P equal to or higher than BBB- (or the equivalent under any successor rating category of S&P), a rating by Fitch equal to or higher than BBB- (or the equivalent under any successor rating category of Fitch), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us under the circumstances permitting us to select a replacement agency and in the manner for selecting a replacement agency, in each case as set forth in the definition of “Rating Agencies”.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agencies” means (1) Moody’s, S&P and Fitch; and (2) if any or all of Moody’s, S&P or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, that we select (pursuant to a resolution of the SLM Corporation Board of Directors) as a replacement agency for any of Moody’s, S&P or Fitch, or all of them, as the case may be.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

Form, Denomination and Legal Ownership of Notes

Unless the pricing supplement for your notes indicates otherwise, your note will be issued in registered form, without interest coupons, in any authorized denomination. Unless stated otherwise in the pricing supplement for your note, the authorized denominations will be $2,000 and multiples of $1,000 above that amount.

Your note will be issued in book-entry form and represented by one or more master global notes in fully registered, book-entry form unless stated otherwise in the pricing supplement for your note. This means that, in most cases, actual notes or certificates will not be issued to you. Instead, one or more global securities representing all the notes will be issued to and held by DTC or its nominee. You should read the section “Description of Debt Securities—Global Securities” in the accompanying prospectus for information about, and your rights under, this type of arrangement.

Each master global note will be deposited with, or on behalf of, DTC, acting as the depositary, and registered in the name of Cede & Co. (“Cede”), its nominee. Unless and until it is exchanged in whole or in part for notes in definitive form, that master global note may be transferred only in whole. Any notes intended to be distributed solely within the United States will clear and settle through the clearing systems operated by DTC. Any notes intended to be distributed both inside and outside the United States will clear and settle through clearing systems operated by DTC, Clearstream Banking, société anonyme, Luxembourg (“Clearstream”), and the Euroclear System (“Euroclear”). The pricing supplement for your notes will specify whether the notes will clear and settle through systems other than DTC.

If specified in the pricing supplement for your notes, investors may hold interests in the notes through either DTC (in the United States) or through Clearstream or Euroclear Bank S.A./N.V., as the operator (the “Euroclear Operator”) of Euroclear, if they are participants in those systems, or indirectly through organizations which are participants in these systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank, N.A. acts as depositary for Clearstream and JPMorgan Chase Bank, National Association, formerly known as JPMorgan Chase Bank and The Chase Manhattan Bank, acts as depositary for Euroclear (in these capacities, collectively, the “U.S. Depositaries”).

DTC

DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act, a “banking organization” within the meaning of the New York Banking Law and a “clearing corporation” within the meaning of the New York Uniform Commercial Code. DTC holds securities that its participants deposit with DTC. DTC also facilitates settlement of securities transactions among its participants, such as transfers and pledges in deposited securities, through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates.

“Direct participants” in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by several of DTC participants and by the New York Stock Exchange, the American Stock Exchange and the Financial Industry Regulatory Authority. The rules applicable to DTC and its participants are on file with the SEC. Access to DTC’s book-entry system is also available to others, including banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Purchases of the notes under DTC’s book-entry system must be made by or through direct participants, which will receive a credit for the notes on the records of DTC. The ownership interest of each actual purchaser of the notes, whom we refer to as the “beneficial owner,” is in turn to be recorded on the participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct participants or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes will be effected only through entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in the notes.

To facilitate subsequent transfers, all global notes deposited by participants with DTC are registered in the name of DTC’s partnership nominee, Cede. The deposit of the global notes with DTC and their registration in the name of Cede effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

So long as DTC or its nominee is the registered owner and holder of the global notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global notes for all purposes under the indenture. Except as provided below, beneficial owners of interests in the global notes will not be entitled to have book-entry notes represented by the notes registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or holders thereof under the indenture. Accordingly, each beneficial owner must rely on the procedures of DTC and, if the person is not a participant, on the procedures of the participants through which such person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, in the event that we request any action of holders of notes or that an owner of a beneficial interest in the notes desires to give or take any action which a holder is entitled to give or take under the indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take the action, and each participant would authorize beneficial owners owning through the participant to give or to take the action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Any redemption notices will be sent to Cede. If less than all of an issue of notes is being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such notes to be redeemed.

Neither DTC nor Cede will consent or vote with respect to an issue of notes. Under its usual procedures, DTC mails an omnibus proxy to us, or the trustee, as appropriate, as soon as possible after the record date. The omnibus proxy assigns Cede’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date.

Payments of principal of and interest on the notes will be made to DTC. We will send all required reports and notices solely to DTC as long as DTC is the registered holder of the global notes. Neither we, the trustee, nor any other agent of ours or agent of the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in global notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. DTC’s practice is to credit the accounts of the direct participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in a security as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of the participants.

Clearstream and Euroclear

Clearstream advises that it is organized under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates or other physical securities. Transactions may be settled in Clearstream in numerous currencies, including U.S. dollars. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. In the United States, Clearstream participants are limited to securities brokers and dealers and banks, and may include the agents. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant, either directly or indirectly. Clearstream is an indirect participant in DTC. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream has established an electronic bridge with Euroclear to facilitate settlement of trades between Clearstream and Euroclear. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute.

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates or other physical securities and any risk from lack of simultaneous transfers of securities and cash. Euroclear is operated by the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries, and may include the agents. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear Operator is licensed by the Belgian Banking and Finance Commission and regulated by the Belgian Banking Commission.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear, and applicable Belgian law. These terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to the notes held by beneficial owners through Clearstream or Euroclear will be credited to the cash accounts of Clearstream or Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. depositary for Clearstream or Euroclear. Those distributions will be subject to tax reporting in accordance with relevant United States tax laws and regulations. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a noteholder under the indenture on behalf of a Clearstream participant or Euroclear participant only in accordance with the relevant rules and procedures and subject to the relevant depositary’s ability to effect such actions on its behalf through DTC.

Global Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s applicable rules and operating procedures. Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding notes directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream or Euroclear participants, on the other, will be effected in DTC’s system in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering interests in the notes to or receiving interests in the notes from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to DTC.

Because of time-zone differences, credits of interests in the notes received in Clearstream or Euroclear as a result of a transaction with a depositary participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Such credits or any transactions involving interests in those notes settled during such processing will be reported to the relevant Euroclear or Clearstream participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of interests in the notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

We understand that DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear. They are under no obligation to perform or continue to perform these procedures, and these procedures or any similar ones may be discontinued at any time.

The information in this section concerning DTC, Clearstream and Euroclear and their respective systems and procedures has been obtained from sources that we believe are reliable. However, neither we nor any agent takes any responsibility for the accuracy of this information.

Interest Rates

General

This subsection describes the different kinds of Interest Rates that may apply to your note if it bears interest. We have provided a glossary at the end of this section to define specific terms used in this prospectus supplement. These terms appear in bold, italicized type the first time they are used.

We will pay interest on the Interest Payment Dates to registered holders of notes on the applicable Record Date. Cede will be the initial registered holder of the global notes. See “Description of Debt Securities—Global Securities” in the accompanying prospectus. We will pay interest due on a redemption date or maturity date to the same person to whom we are paying the principal amount. However, if we would have made a regular interest payment on the redemption date or maturity date, we will make that regular interest payment to the registered holder as of the applicable record date, even if it is not the same person to whom we are paying the principal amount.

Fixed Rate Notes

Fixed rate notes (other than zero coupon notes) will bear interest at the fixed interest rate specified in the pricing supplement for those notes. Fixed rate notes that are zero coupon notes will not bear interest.

If an interest payment date (or maturity, redemption or repayment date) for any fixed rate note falls on a day that is not a Business Day, we will pay the interest (or interest, principal and premium, if any) on the next business day. No interest will accrue on that payment for the period from and after the original interest payment date (or maturity, redemption or repayment date) to the date we make the payment. Unless the pricing supplement for the fixed rate note states otherwise, we will calculate the interest based on a 360-day year consisting of twelve 30-day months.

Floating Rate Notes

General Information. Each floating rate note will bear interest based on the interest rate basis or index specified in the pricing supplement for those notes. Unless we state otherwise in the applicable pricing supplement, we will be the Calculation Agent that calculates the interest on floating rate notes.

Each floating rate note will have the following terms, which will be set forth in the applicable pricing supplement for that note:

•	the interest rate index to be used to determine the note’s interest rate;

•

the Index Maturity, which is the period to maturity of the instrument or obligation on which the interest rate formula is based (for example, if the applicable pricing supplement for a note specifies LIBOR as the interest rate index and three months as the index maturity, we would pay interest on the note based on LIBOR for three-month deposits for the Index Currency), if applicable;

•	the frequency of changes of the interest rate on the note (i.e., daily, weekly, monthly, quarterly, semi-annually or annually);

•	the Interest Determination Dates, which are the dates as of which the calculation agent will determine the new interest rate; and

•	the Reset Dates, which are the dates on which the interest rate will change.

Each floating rate note may also have the following terms, which will be set forth in the pricing supplement for that note, if applicable:

•	the Spread, which is the number of basis points that the calculation agent will add to or subtract from the interest rate index on a particular interest determination date;

•	the Calculation Dates, which are the dates by which the calculation agent calculates the interest rates for a floating rate note; and

•	any Maximum Interest Rate or Minimum Interest Rate.

Calculation of Interest. Unless otherwise set forth in this prospectus supplement or a pricing supplement for a particular type of note, the calculation agent will round all percentages resulting from any interest rate calculations to the nearest one hundred-thousandth of a percentage point, if necessary, with five millionths of a percentage point rounded upward (for example, the calculation agent will round 3.123445% to 3.12345%). The calculation agent will also round all U.S. dollar amounts used in or resulting from such calculations to the nearest cent (with one-half cent being rounded upward).

We may reset the interest rate on your floating rate notes on a daily, weekly, monthly, quarterly, semi-annual, annual or on some other basis specified in the applicable pricing supplement. If you own a floating rate note, you may ask the calculation agent to provide you with the current interest rate at any time. You may also ask the calculation agent to provide you with the interest rate that will apply as of the next reset date if the calculation agent has determined the rate at the time of your request. The calculation agent’s determination of any interest rate will be final and binding unless it is clearly wrong. Unless we state otherwise in the pricing supplement for particular notes, we will be the calculation agent and will calculate the interest rate and the interest due on floating rate notes.

Payments on Floating Rate Notes. If any maturity date or redemption date falls on a day that is not a business day, we will make the required payment of principal, premium, if any, or interest on the next business day as if made on the date the payment was due. No interest will accrue on that payment for the period from and after the maturity date or redemption date to the date of payment.

If an interest payment date for any floating rate note (but not the maturity date or the redemption date) falls on a day that is not a business day, the Interest Period end date will be adjusted and we will make the required payment of interest on the next business day. Interest will accrue on that payment for the period from the scheduled interest payment date to the date of payment except where the interest rate on your notes is based upon the 91-day Treasury bill rate. Unless the pricing supplement for your notes indicates otherwise, if the interest rate on your notes is based upon the 91-day Treasury bill rate, there will be no adjustment to the interest payment dates and interest will be paid on the next business day as if made on the date the payment was due. In all cases, an interest payment date that falls on a maturity date will not be changed.

Accrual Methods. The pricing supplement for your note will specify the accrual method for interest. It may also incorporate one or more of the following terms:

“30/360” means that interest or any other relevant factor shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

“Actual/360” means that interest or any other relevant factor shall be calculated on the basis of the actual number of days elapsed in a year of 360 days.

“Actual/365 (Fixed)” means that interest or any other relevant factor shall be calculated on the basis of the actual number of days elapsed in a year of 365 days, regardless of whether accrual or payment occurs during a leap year.

“Actual/Actual (accrual basis)” means that interest or any other relevant factor shall be calculated on the basis of the actual number of days elapsed in a year of 365 days, or 366 days for every day in a leap year.

“Actual/Actual (payment basis)” means that interest or any other relevant factor shall be calculated on the basis of the actual number of days elapsed in a year of 365 days, or 366 days for every day in an interest period ending in a leap year.

Accrued Interest Factors. For notes where the related pricing supplement specifies an accrued interest factor, accrued interest from and including the Closing Date or the last date through which interest has been paid to but excluding the current date, is calculated by multiplying the principal amount of notes by an accrued interest factor. This factor is calculated by adding the interest rates applicable to each day on which the notes have been outstanding since the closing date or the last date through which interest has been paid and dividing the sum by 365, or by 366 where applicable, and Rounding the resulting number to nine decimal places.

The following table sets forth the accrued interest factors that would have been applicable to any note bearing interest at the indicated rates, assuming a 365-day or a 366-day year, as applicable:

Accrued Interest Factors

365-Day Assumption

Settlement Date	Days Outstanding	Assumed Interest Rate on the Notes	Accrued Interest Receivable Factor
1st	0	5.50000%	0.000000000
2nd	1	5.50000	0.000150685
3rd	2	5.50000	0.000301370
4th	3	5.50000	0.000452055
5th (first rate adjustment)	4	5.65000	0.000602740
6th	5	5.65000	0.000757534
7th	6	5.65000	0.000912329
8th	7	5.65000	0.001067123
9th	8	5.65000	0.001221918
10th	9	5.65000	0.001376712

Accrued Interest Factors

366-Day Assumption

Settlement Date	Days Outstanding	Assumed Interest Rate on the Notes	Accrued Interest Receivable Factor
1st	0	5.00000%	0.000000000
2nd	1	5.00000	0.000136612
3rd	2	5.00000	0.000273224
4th	3	5.00000	0.000409836
5th (first rate adjustment)	4	5.15000	0.000546448
6th	5	5.15000	0.000687158
7th	6	5.15000	0.000827869
8th	7	5.15000	0.000968579
9th	8	5.15000	0.001109290
10th	9	5.15000	0.001250000

The numbers in this table are examples given for informational purposes only and are in no way a prediction of interest on any notes that will be issued.

Lock-in Periods. Any floating rate note may have a Lock-in Period. For the period from and including the day specified as the first day of a lock-in period to but excluding the next interest payment date (or, for the final interest period, the maturity date or date set for redemption or repayment), the interest rate in effect on that lock-in period start date will be the rate in effect for the remainder of that interest period.

Indices. The following describes the most common interest rate indices that we may use and the procedures to determine interest rates for the notes based on each index.

CD Rate. Unless otherwise specified in the pricing supplement, the “CD Rate” for any relevant interest determination date will be the rate on that date for negotiable certificates of deposit having the index maturity specified in the related pricing supplement, as published in H.15(519) prior to 3:00 p.m., New York City time, on the calculation date pertaining to that interest determination date under the heading “CDs (Secondary Market).”

The calculation agent will observe the following procedures if the CD Rate cannot be determined as described above:

•

If the rate described above is not published in H.15(519) by 3:00 p.m., New York City time, on that calculation date, unless the calculation is made earlier and the rate is available from that source at that time, then the CD Rate will be the rate on the relevant interest determination date for negotiable certificates of deposit of the index maturity designated in your pricing supplement as set forth in H.15 Daily Update or another recognized electronic source for displaying such rate for that day under the caption “CDs (Secondary Market)” in respect of certificates of deposit having the index maturity specified in your pricing supplement.

•

If the rate described above is not published in H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on that calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the calculation agent will determine the CD Rate to be the average of the secondary market offered rates as of 10:00 a.m., New York City time, on the relevant interest determination date, quoted by three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in New York City for negotiable certificates of deposit of major United States money-center banks with a remaining maturity closest to the index maturity designated in the pricing supplement in an amount that is representative for a single transaction in that market at that time. The calculation agent will select the three dealers referred to above.

•

If fewer than three dealers are quoting rates as described above, the CD Rate will remain the CD Rate then in effect on that interest determination date. If the initial rate listed in the pricing supplement for your notes has been in effect for the prior interest period, it will remain in effect for the new interest period.

CMT Rate. Unless otherwise specified in the pricing supplement for your notes, the “CMT Rate” for any relevant interest determination date will be the Treasury constant maturity rate having the designated index maturity, as published in H.15(519) or another recognized electronic source for displaying the rate by 3:00 p.m., New York City time on the calculation date.

The following procedures will apply if the CMT Rate cannot be determined as described above:

•

If the applicable rate described above is not published in H.15(519) or another recognized electronic source for displaying such rate by 3:00 p.m., New York City time on that calculation date, unless the calculation is made earlier and the rate is available from one of those sources at that time, then the CMT Rate will be the Treasury constant maturity rate, or other United States Treasury rate, for the index maturity and with reference to the relevant interest determination date, that is published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury and that the calculation agent determines to be comparable to the rate formerly published in H.15(519).

•

If the rate described in the prior paragraph cannot be determined, then the calculation agent will determine the CMT Rate to be a yield to maturity based on the average of the secondary market closing offered rates as of approximately 3:30 p.m., New York City time, on the relevant interest determination date reported, according to their written records, by leading primary United States government securities dealers in New York City. The calculation agent will select five such securities dealers and will eliminate the highest and lowest quotations or, in the event of equality, one of the highest and lowest quotations, for the most recently issued direct noncallable fixed rate obligations of the United States Treasury (“Treasury Notes”) with an original maturity of approximately the designated index maturity and a remaining term to maturity of not less than the designated index maturity minus one year in a representative amount.

•

If the calculation agent cannot obtain three Treasury note quotations of the kind described in the prior paragraph, the calculation agent will determine the CMT Rate to be the yield to maturity based on the average of the secondary market bid rates for Treasury notes with an original maturity longer than the designated CMT index maturity which have a remaining term to maturity closest to the designated CMT index maturity and in a representative amount, as of approximately 3:30 p.m., New York City time, on the relevant interest determination date of leading primary United States government securities dealers in New York City. In selecting these offered rates, the calculation agent will request quotations from at least five such securities dealers and will disregard the highest quotation (or if there is equality, one of the highest) and the lowest quotation (or if there is equality, one of the lowest). If two treasury notes with an original maturity longer than the designated CMT index maturity have remaining terms to maturity that are equally close to the designated CMT index maturity, the calculation agent will obtain quotations for the treasury note with the shorter remaining term to maturity.

•

If three or four but not five leading primary United States government securities dealers are quoting as described in the prior paragraph, then the CMT Rate for the relevant interest determination date will be based on the average of the bid rates obtained and neither the highest nor the lowest of those quotations will be eliminated.

•

If fewer than three leading primary United States government securities dealers selected by the calculation agent are quoting as described above, the CMT Rate will remain the CMT Rate then in effect on that interest determination date.

All values used in the interest rate formula for any notes whose interest is calculated by reference to the CMT Rate will be rounded to the nearest fifth decimal place (one-one hundred thousandth of a percentage point), rounding upwards if the sixth decimal place is five or greater (e.g., 9.876555% (or 09876555) would be rounded up to 9.87656% (or .0987656) and 9.876554% (or .09876554) would be rounded down to 9.87655% (or .0987655)). All percentages resulting from any calculation of the interest rate will be rounded to the nearest third decimal place (one thousandth of a percentage point), rounding upwards if the fourth decimal place is five or greater (e.g., 9.8765% (or .098765) would be rounded up to 9.877% (or .09877) and 9.8764% (or ..098764) would be rounded down to 9.876% (or 09876)). All dollar amounts used in or resulting from such calculation on the notes will be rounded to the nearest cent (with one-half cent being rounded upward).

Commercial Paper Rate. Unless otherwise specified in the pricing supplement for your notes, the “Commercial Paper Rate” for any relevant interest determination date will be the bond equivalent yield of the rate for commercial paper having the index maturity specified in the pricing supplement, as published in H.15(519) prior to 3:00 p.m., New York City time, on the calculation date pertaining to that interest determination date under the heading “Commercial Paper—Financial.”

The calculation agent will observe the following procedures if the Commercial Paper Rate cannot be determined as described above:

•

If the rate described above is not published in H.15(519) by 3:00 p.m., New York City time, on that calculation date, unless the calculation is made earlier and the rate was available from that source at that time, then the commercial paper rate will be the bond equivalent yield of the rate on the relevant interest determination date, for commercial paper having the index maturity specified in the pricing supplement, as published in H.15 Daily Update or any other recognized electronic source used for displaying that rate under the heading “Commercial Paper—Financial.” Unless the pricing supplement for your notes specifies otherwise, the bond equivalent yield will be calculated as follows:

Bond Equivalent Yield	=	N × D	-	×	100
360 – (D x 90)

where “D” refers to the per annum rate determined as set forth above, quoted on a bank discount basis and expressed as a decimal and “N” refers to 365 or 366, as the case may be.

•	If the rate described in the prior paragraph cannot be determined, the Commercial Paper Rate will remain the commercial paper rate then in effect on that interest determination date.

Except where stated otherwise in the pricing supplement for your note, the commercial paper rate will be subject to a lock-in period of six New York business days.

Federal Funds Rate. Unless otherwise specified in the pricing supplement for your notes, the “Federal Funds Rate” for any relevant interest determination date will be the rate for U.S. dollar Federal funds, as published in H.15(519) for that day opposite the caption “Federal Funds (Effective)” as that rate is displayed on the calculation date pertaining to that interest determination date on Reuters Page FEDFUNDS1 under the heading “Federal Funds Effective.”

The calculation agent will observe the following procedures if the Federal Funds Rate cannot be determined as described above:

•

If the rate described above does not appear on Reuters Page FEDFUNDS1 or is not yet published in H.15(519) by 3:00 p.m., New York City time, on that calculation date, unless the calculation is made earlier and the rate was available from that source at that time, then the Federal Funds Rate for the relevant interest determination date will be the rate described above in H.15 Daily Update, or any other recognized electronic source used for the purpose of displaying such rate, opposite the heading “Federal Funds (Effective).”

•

If the rate described above does not appear on Reuters Page FEDFUNDS1 or is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source for displaying such rate by 3:00 p.m., New York City time, on that calculation date, the Federal Funds Rate for that interest determination date will be the arithmetic mean of the rates for the last transaction in overnight U.S. Dollar Federal funds arranged by three leading brokers of Federal funds transactions in New York City, selected by the calculation agent, on that interest determination date.

•

If fewer than three brokers selected by the calculation agent are quoting as described above, the Federal Funds Rate will remain the Federal Funds Rate then in effect on the relevant interest determination date.

LIBOR. Unless otherwise specified in the pricing supplement for your notes, “LIBOR,” which is the London interbank offered rate for deposits in the index currency, for any interest determination date, will be the average of the offered rates for deposits in the relevant index currency having the relevant index maturity specified in your pricing supplement, as those rates appear on the “LIBOR Page” as of 11:00 a.m., London time, on that interest determination date, if at least two such offered rates appear on the LIBOR Page.

If the LIBOR Page by its terms provides only for a single rate, that single rate will be used regardless of the foregoing provisions requiring more than one rate. If the pricing supplement for your notes does not specify the related interest determination date, the determination date for your notes will be the day that is two London and New York City business days before the relevant date.

On any interest determination date, if no rate appears on the LIBOR Page, then the calculation agent will determine LIBOR as follows:

•

LIBOR will be determined on the basis of the offered rates at which deposits in the index currency having the relevant index maturity, beginning on the relevant reset date and in a representative amount in that market at that time are offered by four major banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date to leading banks in the London interbank market. The calculation agent will select the four banks and request the principal London office of each of those banks to provide a quotation of its rate. If at least two quotations are provided, LIBOR for that determination date will be the average of those quotations.

•

If fewer than two quotations are provided as described above, LIBOR will be the average of the rates quoted by three major banks at approximately 11:00 a.m., in the principal financial center for the country of the index currency, on that interest determination date for loans to leading European banks in the LIBOR currency in the relevant index maturity, beginning on the relevant reset date and in a representative amount. The calculation agent will select the three banks referred to above.

•	If fewer than three banks selected by the calculation agent are quoting as mentioned above, LIBOR will remain LIBOR then in effect on that interest determination date.

Prime Rate. Unless otherwise specified in the pricing supplement for your notes, the “Prime Rate” for any relevant interest determination date is the prime rate or base lending rate on that date, as published in The Wall Street Journal, “Capital Markets” section “Money Rates” table, on the calculation date pertaining to that interest determination date under the heading “Bank Prime Loan.”

The calculation agent will observe the following procedures if the Prime Rate cannot be determined as described above:

•

If the rate described above is not published in The Wall Street Journal, “Capital Markets” section “Money Rates” table, on the relevant calculation date, unless the calculation is made earlier and the rate was available from that source at that time, then the Prime Rate will be the rate for that interest determination date, as published in H.15 Daily Update or another recognized electronic source for displaying such rate opposite the caption “Bank Prime Loan.”

•

If the above rate is not published in either The Wall Street Journal, “Capital Markets” section “Money Rates” table, H.15 Daily Update or another recognized electronic source for displaying such rate by 3:00 p.m., New York City time, on the calculation date, then the calculation agent will determine the Prime Rate to be the average of the rates of interest publicly announced by each bank that appears on the Reuters Screen designated as “USPRIME1” as that bank’s prime rate or base lending rate as in effect on that interest determination date.

•

If fewer than four rates appear on the Reuters Screen USPRIME1 page on the relevant interest determination date, then the Prime Rate will be the average of the prime rates or base lending rates quoted, on the basis of the actual number of days in the year divided by a 360-day year, as of the close of business on that interest determination date by three major banks in New York City selected by the calculation agent.

•	If the banks selected by the calculation agent are not quoting as mentioned above, the Prime Rate will remain the prime rate then in effect on that interest determination date.

91-Day Treasury Bill Rate. Unless otherwise specified in the pricing supplement for your notes, “91-day Treasury Bill Rate” for any relevant interest determination date will be the rate equal to the weighted average per annum discount rate (expressed as a bond equivalent yield and applied on a daily basis) for direct obligations of the United States with a maturity of thirteen weeks (“91-day Treasury Bills”) sold at the applicable 91-day Treasury Bill auction, as published in H.15(519) or otherwise or as reported by the U.S. Department of the Treasury.

In the event that the results of the auctions of 91-day Treasury Bills cease to be published or reported as provided above, or that no 91-day Treasury Bill auction is held in a particular week, then the 91-day Treasury Bill Rate in effect as a result of the last such publication or report will remain in effect until such time, if any, as the results of auctions of 91-day Treasury Bills will again be so published or reported or such auction is held, as the case may be.

Except where stated otherwise in the pricing supplement for your note, the 91-day Treasury Bill Rate will be subject to a lock-in period of six New York City business days.

Amortizing Notes

We may issue amortizing notes, for which combined principal and interest payments are made in installments over the term of the notes. Payments on these amortizing notes will be applied first to interest due and then to reduce the unpaid principal amount. We will include a table setting forth repayment information in the related pricing supplement for any amortizing notes.

Indexed Notes

We may issue notes for which the amount of principal or interest that you will receive will not be known on your date of purchase. We will specify the formulas for computing the interest on or principal payments for these types of notes, which are called “indexed notes,” by reference to securities, financial or non-financial indices, currencies, commodities, interest rates, or composites or baskets of any or all of the above. Examples of indexed items include a published consumer price index, a published stock index, the common stock price of a publicly traded company or the value of the U.S. dollar versus the Japanese Yen.

Specific information pertaining to the method of determining the interest payments and the principal amount will be described in the pricing supplement for those notes. In addition, the pricing supplement may include additional risk factors unique to the indexed note, certain historical information for the specified index and additional U.S. federal tax considerations.

If you are a holder of an indexed note, you may receive a principal amount at maturity that is greater than or less than the face amount of your note depending upon the value of the applicable index at maturity. That value may fluctuate over time. If you purchase an indexed note, your pricing supplement will include information about the relevant index and about how amounts that are to become payable will be determined by reference to that index. Before you purchase any indexed note, you should read carefully the section entitled “Risk Factors” in the pricing supplement for those notes and in this prospectus supplement, if applicable.

Consumer Price Index-Linked. Unless otherwise specified in the pricing supplement for your notes, the amount of interest payable on a consumer price index-linked note on each interest payment date will be linked to changes in the “Consumer Price Index” or “CPI,” which for these purposes is the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers, published monthly by the BLS and reported on Bloomberg CPURNSA or any successor service. The CPI for a particular month is published during the following month. The CPI is a measure of the average change in consumer prices over time for a fixed market basket of goods and services, including food, clothing, shelter, fuels, transportation, charges for doctors and dentists services, and drugs. In calculating the index, price changes for the various items are averaged together with weights that represent their importance in the spending of urban households in the United States. The contents of the market basket of goods and services and the weights assigned to the various items are updated periodically by the BLS to take into account changes in consumer expenditure patterns. The CPI is expressed in relative terms in relation to a time base reference period for which the level is set at 100.0. The base reference period for the Notes is the 1982-1984 average. Current and historical CPI data can be found on the BLS website at www.bls.gov.

The pricing supplement for your notes will specify the interest rate for the consumer price index-linked notes for each interest period during the term of such notes. The rate generally will be determined as of the applicable interest determination date pursuant to one of the two following formulas:

[(CPIt – CPIt-12) / CPIt-12] + Spread

-or-

[(CPIt – CPIt-12) / CPIt-12] x Multiplier

Where:

CPIt = Current Index Level of CPI, as reported on Bloomberg CPURNSA;

CPIt-12 = Index Level of CPI 12 months prior to CPIt;

Spread = as stated in the applicable pricing supplement; and

Multiplier = as stated in the applicable pricing supplement.

The pricing supplement for your notes will also specify any minimum interest rate for your consumer price index-linked notes.

CPIt for each reset date is the CPI for the third calendar month prior to such reset date as published and reported in the second calendar month prior to such reset date or determined as set forth in the applicable pricing supplement. For example, for the interest period from and including January 1, 2008 to but excluding February 1, 2008, CPIt will be the CPI for October 2007 and CPIt-12 will be the CPI for October 2006. The CPI for October 2007 was published by the BLS and reported on Bloomberg CPURNSA in November 2007 and the CPI for October 2006 was published and reported in November 2006.

If the CPI is not reported on Bloomberg CPURNSA for a particular month by 3:00 PM on a reset date, but has otherwise been published by the BLS, we, in our capacity as the calculation agent, will determine the CPI as published by the BLS for such month using such other source as we deem appropriate.

In calculating CPIt and CPIt-12, the calculation agent will use the most recently available value of the CPI determined as described above on the applicable reset date, even if such value has been adjusted from a prior reported value for the relevant month. However, if a value of CPIt and CPIt-12 used by the calculation agent on any reset date to determine the interest rate on your notes (an “Initial CPI”) is subsequently revised by the BLS, the calculation agent will continue to use the Initial CPI, and the interest rate determined will not be revised.

If the CPI is rebased to a different year or period, the base reference period for your notes will continue to be the 1982-1984 reference period as long as the 1982-1984 CPI continues to be published.

If, while your notes are outstanding, the CPI is discontinued or substantially altered, as determined in the sole discretion of the calculation agent, the applicable substitute index for your notes will be that chosen by the Secretary of the Treasury for the Department of Treasury’s Inflation-Indexed Securities as described at 62 Federal Register 846-874 (January 6, 1997) or, if no such securities are outstanding, will be determined by the calculation agent in accordance with general market practice at the time.

All values used in the interest rate formula for any notes whose interest is calculated by reference to the CPI will be rounded to the nearest fifth decimal place (one-one hundred thousandth of a percentage point), rounding upwards if the sixth decimal place is five or greater (e.g., 9.876555% (or .09876555) would be rounded up to 9.87656% (or .0987656) and 9.876554% (or .09876554) would be rounded down to 9.87655% (or .0987655)). All percentages resulting from any calculation of the interest rate will be rounded to the nearest third decimal place (one thousandth of a percentage point), rounding upwards if the fourth decimal place is five or greater (e.g., 9.8765% (or .098765) would be rounded up to 9.877% (or .09877) and 9.8764% (or .098764) would be rounded down to 9.876% (or .09876)). All dollar amounts used in or resulting from any calculation will be rounded to the nearest cent (with one-half cent being rounded upward).

Original Issue Discount Notes

We may issue fixed rate notes, floating rate notes or indexed notes that are also original issue discount notes. A note of this type is issued at a price lower than its stated principal amount and provides that, upon redemption or acceleration of its maturity, an amount less than its principal amount will be payable. An original issue discount note may be a zero coupon note. A note issued at a discount to its principal may, for U.S. federal income tax purposes, be considered an original issue discount note, regardless of the amount payable upon redemption or acceleration of maturity. See “United States Federal Taxation—U.S. Federal Income Tax Consequences to U.S. Holders—Notes Issued with Original Issue Discount” in this prospectus supplement for a brief description of the U.S. federal income tax consequences of owning an original issue discount note. Specific information about any original issue discount notes will be described in the pricing supplement along with a brief description of the U.S. federal income tax consequences of owning an original issue discount note.

Glossary

“Business Day” means any day that is not a Saturday, Sunday, holiday or other day on which banking institutions in the designated city are authorized or ordered to close by law or executive order. Where the names of two or more cities precede the term “Business Day” and are joined by the conjunction “and” (such as “New York City and London Business Days”), such term will refer only to days that are Business Days in both (or all) of such cities. Where the names of two or more cities precede the term “Business Day” and are joined by the conjunction “or” (such as “New York City or London Business Days”), such term will refer to every day that is a business day in either (or any) of such cities.

“Calculation Agent” means SLM Corporation, unless your pricing supplement specifies otherwise.

“Calculation Date” means, with respect to any interest determination date, the date by which the Calculation Agent is to calculate an interest rate for a floating rate note. Unless otherwise specified in your pricing supplement, the calculation date pertaining to an interest determination date for a floating rate note will be the first to occur of:

•	the tenth calendar day after that interest determination date or, if that tenth calendar day is not a business day, the next business day; or

•

the business day preceding the applicable interest payment date or date of maturity, redemption or repayment, of that note, as the case may be. However, LIBOR will be calculated on the relevant interest determination date.

The calculation agent need not wait until the relevant calculation date to determine the interest rate if the rate information it needs to make the determination is available from the relevant sources sooner.

“Closing Date” means the date of the Closing for any note. “Closing” means the time at which issuance of any note occurs against payment therefor in immediately available funds in the manner described for the appropriate form of notes.

“H.15(519)” means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the United States Federal Reserve System.

“H.15 Daily Update” means the daily update for H.15(519), available through the world wide web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publications.

“Index Currency” means the currency, including any composite currency, specified in the pricing supplement as the currency for which LIBOR will be calculated. If no currency is specified, the index currency will be U.S. dollars.

“Index Maturity” means the period to maturity of the instrument or obligation on which the interest rate formula is based (for example, if the applicable pricing supplement for a note specifies LIBOR as the interest rate index and three months as the index maturity, we would pay interest on the note based on LIBOR for three-month U.S. Dollar deposits).

“Interest Determination Date” means each date specified as such in the pricing supplement for any note. For each note for which an interest determination date is set forth, the relevant interest rate or other factor will be determined with respect to that date and will take effect on the corresponding reset date or other date as indicated in the related pricing supplement. If no interest determination date is specified, the interest determination date will be as follows:

•	for the Commercial Paper Rate, the Federal Funds Rate and the Prime Rate, the business day before the reset date;

•	for LIBOR, the second London and New York City business day before the reset date;

•

for the 91-day Treasury Bill Rate, the day of the week in which the reset date falls on which Treasury bills would normally be auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, unless the auction is held on the preceding Friday. If the auction is held on the preceding Friday, that Friday will be the interest determination date pertaining to the reset date occurring in the next week; and

•	for the CD Rate and the CMT Rate, the second business day before the reset date.

“Interest Payment Date” means, subject to any adjustments, (a) each date specified for the payment of accrued interest in the pricing supplement for your notes and (b) the maturity date and any date set for redemption of such notes.

“Interest Period” means the period from and including one interest payment date to but excluding the immediately following interest payment date. The first interest period will be from and including the closing date to but excluding the first interest payment date, and the final interest period will be from the last interest payment date before the maturity date or date fixed for redemption, as the case may be, to but excluding such maturity date or date fixed for redemption.

“Interest Rate” means, for any interest payment date or for any interest period for an interest payment date, a rate, expressed as a decimal, equal to the per annum rate specified for the notes.

“LIBOR Page” means, with respect to a series of floating rate notes as to which LIBOR shall be calculated, the display on the Reuter Monitor Money Rates Service (or any successor service) on Reuters page LIBOR01 (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the Index Currency.

“Lock-in Period” means, for any floating rate notes, the period from and including the day specified as the first day of that lock-in period (or “Lock-in Period Start Date”) to but excluding the next interest payment date (or, for the final interest period, the maturity date or date set for redemption). The interest rate or other calculation in effect on that lock-in period start date will be the rate or other such calculation in effect for the remainder of such interest period. For any notes for which a lock-in period has been specified in the pricing supplement for your notes, the interest rate on your notes for the period from the first day of any interest period to the next reset date (as defined below) will be the interest rate or other calculation that would have been in effect as of the most recent reset date on or prior to the first day of such interest period had that lock-in period not been in effect.

“Maximum Interest Rate” means the upper limit on the rate of interest that may accrue on the note during any interest period.

“Minimum Interest Rate” means the lower limit on the rate of interest that may accrue during any interest period.

“Multiplier” means the number by which the calculation agent will multiply the interest rate index for a particular determination date.

“Record Date” means the close of business on the business day specified as the record date in the pricing supplement for your notes or, if no record date is specified, the business day immediately preceding an interest payment date.

“Reset Date” means each day specified as such in the pricing supplement for the notes on which the interest rate on the notes will be reset.

“Reuters Page FEDFUNDS1” means the rate displayed on page FEDFUNDS1 (or any other page as may replace such page on such service) by Reuters, Inc. (or any successor service).

“Reuters Screen” means the display page designated as indicated in the relevant definition on the Reuters Money Market Rates Service or successor display page or service as may replace such page for the purpose of displaying such rate.

“Rounding” means, unless otherwise specified in this prospectus supplement or in a pricing supplement, any calculations for notes, including the interest rate for any floating rate notes, expressed as a percentage rounded to five decimal places, for example, 3.12345%. The results of any interim calculations (for example, in averaging more than one quotation and in applying a Multiplier) will also be rounded to five decimal places. Where the number 5 is in the sixth decimal place, such calculation will be rounded up, for example, 3.1234450% will be rounded to 3.12345%.

“Spread” means the number of basis points that the calculation agent will add to or subtract from the interest rate determined for a particular interest determination date (for example, if a note bears interest at LIBOR plus .01%, and the calculation agent determines that LIBOR is 5.00% per year, the note will bear interest at 5.01% per year until the next reset date).

UNITED STATES FEDERAL TAXATION

The following summary discusses U.S. federal income and estate tax consequences of the purchase, beneficial ownership and disposition of the notes. This summary applies only to those holders who hold the notes as capital assets.

For purposes of this summary, the term “U.S. holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in, or under the laws of, the United States, any state thereof, or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (a) a court within the United States is able to exercise primary supervision over its administration, and one or more U.S. persons, as defined under the Internal Revenue Code of 1986, as amended (the “Code”), have authority to control all of its substantial decisions or (b) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

An individual may, subject to certain exceptions, be deemed to be a resident of the United States for U.S. federal income tax purposes by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

As used herein, the term “non-U.S. holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation;

•	an estate whose income is not subject to U.S. federal income tax on a net income basis; or

•

a trust if (a) no court within the United States is able to exercise primary jurisdiction over its administration or if no U.S. persons, as defined under the Code, have the authority to control all of its substantial decisions and (b) it has no valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, such as:

•	banks, thrifts, or other financial institutions;

•	insurance companies;

•	securities dealers or brokers, or traders in securities electing mark-to-market treatment;

•	regulated investment companies or real estate investment trusts;

•	small business investment companies;

•	S corporations;

•	partnerships or other entities treated as partnerships for U.S. federal income tax purposes;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	persons holding notes as part of a “straddle,” “hedge,” “synthetic security” or “conversion transaction” for U.S. federal income tax purposes, or as part of some other integrated investment;

•	certain former citizens or residents of the United States;

•	persons subject to the alternative minimum tax;

•	retirement plans or other tax-exempt entities, or persons holding notes in tax-deferred or tax-advantaged accounts; or

•	“controlled foreign corporations” or “passive foreign investment companies” for U.S. federal income tax purposes.

This summary also does not address:

•	the tax consequences to shareholders, partners or other equity holders in, or beneficiaries of, a holder; or

•	any U.S. federal non-income and non-estate, state, local or foreign tax consequences of the purchase, ownership or disposition of notes.

This discussion is based on interpretations of the Code, U.S. Treasury regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change or differing interpretations. Any such change or differing interpretation may be applied retroactively and may adversely affect the U.S. federal income or estate tax consequences described herein. A pricing supplement may contain additional tax considerations applicable to some notes.

Persons considering the purchase of notes are urged to consult their tax advisers with regard to the application of the U.S. federal income and estate tax laws to their particular situations as well as any tax consequences arising under U.S. federal non-income and non-estate tax law and under the laws of any state, local or foreign taxing jurisdiction.

U.S. Federal Income Tax Consequences to U.S. Holders

Payments of Interest. Unless otherwise indicated in the applicable pricing supplement, interest paid on the notes will generally be taxable to a U.S. holder as ordinary income at the time it accrues or is received (in accordance with the holder’s method of U.S. federal income tax accounting).

Notes Issued with Original Issue Discount. Unless the applicable pricing supplement states otherwise, we will not issue the notes with OID. For U.S. federal income tax purposes, OID is the excess of the stated redemption price at maturity of a note over its issue price. However, OID is assumed to be zero if the excess is less than a de minimis amount, generally, 0.25% of the note’s stated redemption price at maturity multiplied by the number of complete years to maturity (or the weighted average maturity in the case of a note that provides for payment of an amount other than qualified stated interest (as described below) before maturity). The “issue price” of each note, as used in this summary, equals the first price at which a substantial amount of notes have been sold to the public, ignoring sales to bond houses, brokers, or similar persons or organizations acting as underwriters, placement agents, or wholesalers, excluding pre-issuance accrued interest (as discussed below under “—Pre-Issuance Accrued Interest”). The “stated redemption price at maturity” of a note will equal the sum of all payments required to be made under the note other than payments of “qualified stated interest.” “Qualified stated interest” is stated interest unconditionally payable in cash or property, other than debt instruments of the issuer, at least annually during the entire term of the note at a single fixed rate that takes into account the length of the interval between stated interest payments, or a “qualifying variable rate” (as described below).

A U.S. holder of a note issued with OID will be required to include any qualified stated interest payments in income in accordance with the holder’s method of accounting for U.S. federal income tax purposes. A U.S. holder of a note issued with OID that matures more than one year from its date of issuance will be required to include OID in gross income as it accrues in accordance with a constant yield method (as described below), generally before the receipt of cash payments attributable to such income, regardless of that holder’s regular accounting method for U.S. federal income tax purposes. Under the constant yield method, a holder of a note issued with OID generally will be required to include in income increasingly greater amounts of OID in successive accrual periods.

The annual amount of OID includible in income by a U.S. holder of a note having OID will equal the sum of the “daily portions” of the OID with respect to the note for each day on which the U.S. holder held the note during the taxable year. Generally, the daily portions of OID are determined by allocating to each day in an “accrual period” the ratable portion of OID allocable to the accrual period. The term accrual period means an interval of time with respect to which the accrual of OID is measured and which may vary in length over the term of the note provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on either the first or last day of an accrual period.

The amount of OID allocable to an accrual period will be the excess of:

•	the product of the “adjusted issue price” of the note at the commencement of the accrual period and its “yield to maturity” over

•	the amount of any qualified stated interest payments allocable to the accrual period.

The adjusted issue price of a note at the beginning of the first accrual period is its issue price and, on any day thereafter, it is the sum of the issue price and the amount of OID previously includible in the gross income of the U.S. holder (without regard to any “acquisition premium” as described below), reduced by the amount of any payment other than a payment of qualified stated interest previously made on the note. If an interval between payments of qualified stated interest contains more than one accrual period, the amount of qualified stated interest that is payable at the end of the interval (including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval) is allocated on a pro-rata basis to each accrual period in the interval, and the adjusted issue price at the beginning of each accrual period in the interval is increased by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but is not payable until the end of the interval. The yield to maturity of a note is the discount rate that causes the present value on the issue date of all payments on the note to equal the issue price computed on the basis of compounding at the end of each accrual period properly adjusted for the length of the particular accrual period. If all accrual periods are of equal length except for a shorter initial and/or final accrual period(s), the amount of OID allocable to the initial period may be computed using any reasonable method; however, the OID allocable to the final accrual period will always be the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period.

Pre-Issuance Accrued Interest

If (i) a portion of the initial purchase price of a note is attributable to pre-issuance accrued interest, (ii) the first stated interest payment on the note is to be made within one year of the note’s issue date, and (iii) the payment will equal or exceed the amount of pre-issuance accrued interest, then the U.S. holder may compute the issue price of the note by subtracting the amount of the pre-issuance accrued interest. In that event, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the note.

Notes Subject to Call or Put Options

For purposes of calculating the yield and maturity of a note subject to an option, in general, a call option held by the issuer is presumed exercised if, upon exercise, the yield on the note is less than it would have been had the option not been exercised, and a put option held by a U.S. holder is presumed exercised if, upon exercise, the yield on the note is more than it would have been had the option not been exercised. The effect of this rule generally may accelerate or defer the inclusion of OID in the income of a U.S. holder whose note is subject to a put option or a call option, as compared to a note that does not have such an option. The applicable pricing supplement will indicate whether a put option or call option will be presumed to be exercised and the effect of that presumption. If any option that is presumed to be exercised is not in fact exercised, the note is treated as reissued solely for purposes of the OID rules on the date of presumed exercise for an amount equal to its adjusted issue price on that date. The deemed reissuance will have the effect of redetermining the note’s yield and maturity for OID purposes and any related subsequent accruals of OID.

Variable Rate Debt Instruments

Certain notes that are treated as “variable rate debt instruments” are subject to special rules described below. The applicable pricing supplement will indicate whether we intend to treat the notes as variable rate debt instruments that are subject to these special rules.

If a variable rate debt instrument bears interest that is unconditionally payable at least annually at a single qualified floating rate or objective rate, all stated interest is treated as qualified stated interest. The accrual of any OID is determined by assuming the note bears interest at a fixed interest rate equal to the issue date value of the qualified floating rate or qualified inverse floating rate or, in the case of any other objective rate, a fixed interest rate that is equal to the reasonably expected yield for the note. The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period. The applicable pricing supplement will indicate whether a note is subject to these rules.

If a variable rate debt instrument bears interest at a qualifying variable rate other than a single qualified floating rate or objective rate, the amount and accrual of OID generally are determined by (i) determining a fixed rate substitute for each variable rate as described in the preceding paragraph, (ii) determining the amount of qualified stated interest and OID by assuming the note bears interest at such substitute fixed rates and (iii) making appropriate adjustments to the qualified stated interest and OID so determined for actual interest rates under the note. However, if such qualifying variable rate includes a fixed rate, the note is treated for purposes of applying clause (i) of the preceding sentence as if it provided for an assumed qualified floating rate (or qualified inverse floating rate if the actual variable rate is such) that would cause the note to have approximately the same fair market value, and the rate is used in lieu of the fixed rate. The applicable pricing supplement will indicate whether the notes are subject to these rules.

Short-Term Debt Instruments

Certain notes that are treated as “short-term debt instruments” are subject to special rules. The applicable pricing supplement will indicate whether we intend to treat the notes as short-term debt instruments. A note that is a “short-term debt instrument” will be acquired with “acquisition discount” equal to all payments under the note over the U.S. holder’s basis in the note. U.S. holders that report income for U.S. federal income tax purposes on the accrual method and certain other holders are required to include OID (equal to the difference between all payments on the note over its issue price) in income or, if the U.S. holder elects, acquisition discount with respect to a note that is a short-term debt instrument. OID or acquisition discount on notes that are short-term debt instruments is accrued on a straight-line basis, unless an irrevocable election with respect to the note is made to accrue the OID or acquisition discount under the constant yield method based on daily compounding.

In general, an individual or other cash method U.S. holder of a short-term debt instrument is not required to accrue OID or acquisition discount with respect to a note that is a short-term debt instrument, unless the U.S. holder elects to do so. An election by a cash basis U.S. holder to accrue OID on a note that is a short-term debt instrument, as well as the election to accrue acquisition discount instead of OID with respect to a note that is a short-term debt instrument, applies to all short-term debt instruments acquired by the U.S. holder during the first taxable year for which the election is made, and all subsequent taxable years of the U.S. holder, unless the Internal Revenue Service (the “IRS”) consents to a revocation. In the case of a U.S. holder that is not required (and does not elect) to include OID or acquisition discount in income currently, any gain realized on the sale, exchange or other taxable disposition of a note that is a short-term debt instrument is treated as ordinary income to the extent of the OID that had accrued on a straight-line basis (or, if elected, under the constant yield method based on daily compounding) through the date of sale, exchange or other disposition, and the U.S. holder will be required to defer deductions for any interest paid on indebtedness incurred or continued to purchase or carry the note in an amount not exceeding the accrued OID (determined on a ratable basis, unless the U.S. holder elects to use a constant yield basis) on the note, until the OID is recognized.

Market Discount and Premium

If a U.S. holder purchases a note, other than a CPDI (as defined below) or a short-term debt instrument, for an amount that is less than its stated redemption price at maturity or, in the case of a note having OID, less than its revised issue price (which is the sum of the issue price of the note and the aggregate amount of the OID previously includible in the gross income of any holder (without regard to any acquisition premium)), the amount of the difference generally will be treated as market discount for U.S. federal income tax purposes. (It is possible that a U.S. holder may purchase a note at original issuance for an amount that is different than its issue price.) The amount of any market discount generally will be treated as de minimis and disregarded if it is less than the product of 0.25 percent of the stated redemption price at maturity of the note and the number of complete years to maturity (or weighted average maturity in the case of notes paying any amount other than qualified stated interest prior to maturity).

Under the market discount rules, a U.S. holder is required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of any accrued market discount that has not previously been included in income. If the note is disposed of in a nontaxable transaction (other than certain specified nonrecognition transactions), accrued market discount will be includible as ordinary income to the U.S. holder as if the U.S. holder had sold the note at its then fair market value. In addition, the U.S. holder may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the note.

Market discount accrues ratably during the period from the date of acquisition to the maturity of a note, unless the U.S. holder elects to accrue it under the constant yield method. A U.S. holder of a note may elect to include market discount in income currently as it accrues (either ratably or under the constant yield method), in which case the rule described above regarding deferral of interest deductions will not apply. The election to include market discount currently applies to all market discount obligations acquired during or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If an election is made to include market discount in income currently, the basis of the note in the hands of the U.S. holder will be increased by the market discount thereon as it is included in income.

A U.S. holder that purchases a note having OID, other than a CPDI, for an amount exceeding its “adjusted issue price” (which is described above under “—Notes Issued with OID”) and less than or equal to the sum of all remaining amounts payable on the note other than payments of qualified stated interest will be treated as having purchased the note with acquisition premium. The amount of OID that the U.S. holder must include in gross income with respect to such note will be reduced in the proportion that the excess bears to the OID remaining to be accrued as of the note’s acquisition and ending on the stated maturity date. Rather than apply the above fraction, the U.S. holder that, as discussed below, elects to treat all interest as OID would treat the purchase at an acquisition premium as a purchase at an original issuance and calculate OID accruals on a constant yield to maturity.

A U.S. holder that acquires a note, other than a CPDI, for an amount that is greater than the sum of all remaining amounts payable on the note other than payments of qualified stated interest will be treated as having purchased the note at a bond premium and will not be required to include any OID in income. A U.S. holder generally may elect to amortize bond premium. The election to amortize bond premium must be made with a timely filed federal income tax return for the first taxable year to which the U.S. holder wishes the election to apply.

If bond premium is amortized, the amount of interest that must be included in the U.S. holder’s income for each period ending on an interest payment date or on stated maturity, as the case may be, will be reduced by the portion of bond premium allocable to such period based on the note’s yield to maturity (or, in certain circumstances, until an earlier call date) determined by using the U.S. holder’s basis of the note, compounding at the close of each accrual period. If the bond premium allocable to an accrual period is in excess of qualified stated interest allocable to that period, the excess may be deducted to the extent of prior income inclusions and is then carried to the next accrual period and offsets qualified stated interest in such period. If an election to amortize bond premium is not made, a U.S. holder must include the full amount of each interest payment in income in accordance with its regular method of accounting and will receive a tax benefit from the premium only in computing its gain or loss upon the sale or other disposition or payment of the principal amount of the note.

An election to amortize bond premium will apply to amortizable bond premium on all notes and other bonds, the interest on which is includible in the U.S. holder’s gross income, held at the beginning of the U.S.

holder’s first taxable year to which the election applies or thereafter acquired, and may be revoked only with the consent of the IRS. The election to treat all interest as OID is treated as an election to amortize premium. Special rules may apply if a note is subject to call prior to maturity at a price in excess of its stated redemption price at maturity.

Election to Treat All Interest and Discount as OID (Constant Yield Method)

A U.S. holder of a note may elect to include in income all interest and discount (including de minimis OID and de minimis market discount), as adjusted by any premium with respect to the note, based on a constant yield method, which is described above under “—Notes Issued with OID.” The election is made for the taxable year in which the U.S. holder acquired the note, and it may not be revoked without the consent of the IRS. If such election is made with respect to a note having market discount, the U.S. holder will be deemed to have elected currently to include market discount on a constant yield basis with respect to all debt instruments having market discount acquired during the year of election or thereafter. If made with respect to a note having amortizable bond premium, the U.S. holder will be deemed to have made an election to amortize premium generally with respect to all debt instruments having amortizable bond premium held by the U.S. holder during the year of election or thereafter.

Contingent Payment Debt Instruments. Notes that provide for one or more contingent payments but that do not qualify as variable rate notes may be treated as contingent payment debt instruments (“CPDIs”). The applicable pricing supplement will indicate whether we intend to treat a note as a CPDI. If a CPDI is issued for cash or publicly traded property, U.S. Holders of the notes will be required under the noncontingent bond method to accrue OID over the term of the note at an assumed yield (referred to as the “comparable yield”), regardless of whether the U.S. holder uses the cash or accrual method of accounting for U.S. federal income tax purposes. The comparable yield of a CPDI is determined at the time of issuance and is based on the yield at which we would issue a fixed rate non-convertible debt instrument with terms and conditions similar to those of the notes, including level of subordination, term, timing of payments, and general market conditions. If a hedge of the note is available that, if integrated with the note, would produce a synthetic debt instrument with a determinable yield to maturity, the comparable yield will be equal to the yield of the synthetic debt instrument. However, if such a hedge is not available, but similar fixed rate debt instruments of an issuer are traded at a price that reflects a spread above a benchmark rate, the comparable yield is the sum of the benchmark rate on the issue date and the spread. The comparable yield is determined solely for U.S. federal income tax purposes and does not constitute a representation by us as to the actual yield on the notes.

The amount of OID income that a U.S. holder must accrue for U.S. federal income tax purposes in each accrual period of the notes is an amount that equals (1) the product of (i) the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period, and (ii) the comparable yield of the notes, adjusted for the length of the accrual period; (2) divided by the number of days in the accrual period; and (3) multiplied by the number of days during the accrual period that the U.S. holder held the notes. The adjusted issue price of a note is its issue price, increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals and decreased by the amount of any projected payments described in the projected payment schedule previously made with respect to the notes.

In addition to the determination of a comparable yield, the noncontingent bond method requires determination of a schedule of the projected amount of each payment (whether or not contingent) to be made under the CPDI. The projected payment schedule is determined in such a way that the sum of the discounted present value of the projected amounts of all payments, determined using a discount rate equal to the comparable yield, equals the issue price and reasonably reflects the relative expected values of the payments. The projected payment schedule is then determined as of the issue date and remains fixed throughout the term of the CPDI. The applicable pricing supplement will either provide such projected payment schedule, or the name or title and address or telephone number of our representative who will provide such projected payment schedule.

A U.S. holder is required to use our projected payment schedule to determine the U.S. holders’ interest accruals and adjustments, unless the U.S. holder determines that our projected payment schedule is unreasonable, in which case the U.S. holder must disclose its own projected payment schedule in connection with its federal income tax return and the reason(s) why it is not using our projected payment schedule. Pursuant to the indenture, however, holders will agree to, and be bound by, our projected payment schedule and our determination of the comparable yield.

If the actual amounts of contingent payments are different from the amounts reflected in the projected payment schedule, a U.S. holder is required to make adjustments in its OID accruals when such amounts are paid. Adjustments arising from contingent payments that are greater than the assumed amounts of those payments are referred to as “positive adjustments;” adjustments arising from contingent payments that are less than the assumed amounts are referred to as “negative adjustments.” Positive and negative adjustments are netted for each taxable year with respect to each note. Any net positive adjustment for a taxable year is treated as additional interest income of the U.S. holder. Any net negative adjustment reduces any interest income on the note for the taxable year that would otherwise accrue. Any excess is then treated as a current-year ordinary loss to the U.S. holder to the extent of interest inclusions in prior years and not offset by prior net negative adjustments. The balance, if any, is treated as a negative adjustment in subsequent taxable years and, to the extent that it has not previously been taken into account, reduces the amount realized upon a sale, exchange, or retirement of the note.

A U.S. holder’s basis in a CPDI is increased by the projected contingent payments accrued by the holder under the projected payment schedule (as determined without regard to adjustments made to reflect differences between actual and projected payments) and reduced by the amount of any non-contingent payments and the projected amount of any contingent payments previously made. Gain on the sale, exchange, or retirement of a CPDI generally is treated as ordinary income. Losses, on the other hand, generally are treated as ordinary only to the extent of the holder’s prior net interest inclusions (reduced by the total net negative adjustments previously allowed to the holder as an ordinary loss) and capital to the extent in excess thereof.

A U.S. holder that purchases a note for an amount other than the issue price of the note will be required to adjust its OID inclusions to account for the difference. These adjustments will affect the U.S. holder’s basis in the note. Reports to U.S. holders may not include these adjustments. U.S. holders that purchase notes at other than the issue price should consult their tax advisors regarding these adjustments.

Prospective investors should consult their own tax advisors with respect to the application of the CPDI provisions to notes.

Sale, Exchange or Retirement of the Notes. Upon the sale, exchange or retirement of a note, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the holder’s adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued interest on the note, which will be taxable as such unless previously taken into account. A U.S. holder’s adjusted tax basis in a note generally will equal the cost of the note to such holder, increased by the amount of any OID or market discount previously included in income by the holder with respect to such note, and reduced by any amortized bond premium and any payments that do not constitute qualified stated interest, such as principal payments.

Except as discussed above under “Short-Term Debt Instruments,” “Market Discount and Premium,” and “Contingent Payment Debt Instruments,” gain or loss recognized on the sale, exchange or retirement of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such sale, exchange or retirement, the note has been held for more than one year. Capital gains of individual and certain other non-corporate taxpayers from the sale, exchange or retirement of a note held for more than one year may be eligible for reduced rates of taxation. The deductibility of a capital loss recognized on the sale, exchange, or retirement of a note is subject to limitations.

Amortizing Notes

Payments received pursuant to an amortizing note may consist of both a principal and an interest component. The principal component will generally constitute a tax-free return of capital that will reduce a U.S. holder’s adjusted tax basis in the note.

Foreign Currency Notes

Certain notes that are denominated in or indexed to a foreign currency are subject to special rules. The applicable pricing supplement will indicate whether we intend to treat the notes as subject to these special rules. The following discussion summarizes the principal U.S. federal income tax consequences of owning a note that is denominated in or indexed to a foreign currency (other than a currency described in this section that is considered “hyperinflationary”), and is not a CPDI or a dual currency note. Special federal income tax considerations applicable to notes that are denominated in or indexed to a hyperinflationary currency, are CPDIs, or are dual currency notes, will be discussed in the applicable pricing supplement.

In general, a U.S. holder that uses the cash method of accounting and holds a note will be required to include in income the U.S. dollar value of the amount of interest income received, whether or not the payment is received in U.S. dollars or converted into U.S. dollars. The U.S. dollar value of the amount of interest received is the amount of the interest paid in the foreign currency, translated into U.S. dollars at the spot rate on the date of receipt. The U.S. holder will not have exchange gain or loss on the interest payment itself, but may have exchange gain or loss when it disposes of any foreign currency received.

A U.S. holder that uses the accrual method of accounting is generally required to include in income the U.S. dollar value of interest accrued during the accrual period. Accrual basis U.S. holders may determine the amount of income recognized with respect to such interest in accordance with either of two methods. Under the first method, the U.S. dollar value of accrued interest is translated at the average rate for the interest accrual period (or, with respect to an accrual period that spans two taxable years, the partial period within the taxable year). For this purpose, the average rate is the simple average of spot rates of exchange for each business day of such period or other average exchange rate for the period reasonably derived and consistently applied by the U.S. holder. Under the second method, a U.S. holder can elect to accrue interest at the spot rate on the last day of the interest accrual period (in the case of a partial accrual period, the last day of the taxable year) or, if the last day of an interest accrual period is within five business days of the receipt, the spot rate on the date of receipt. Any such election must be applied consistently to all debt instruments held by the U.S. holder from year to year and is irrevocable without the consent of the IRS. An accrual basis U.S. holder will recognize exchange gain or loss, as the case may be, on the receipt of a foreign currency interest payment if the spot rate on the date payment is received differs from the rate applicable to the previous accrual of that interest income. The foreign currency gain or loss will generally be treated as U.S. source ordinary income or loss.

If the notes are traded on an established securities market, a U.S. holder that receives a specified currency other than the U.S. dollar in respect of a sale, exchange, retirement or other disposition of a note generally should determine the amount realized (as determined on the trade date) by translating that specified currency into its U.S. dollar value at the spot rate (i) on the settlement date of the disposition in the case of a U.S. holder using the cash method of accounting and (ii) on the trade date, in the case of a U.S. holder using the accrual method of accounting, unless such holder elects to use the spot rate applicable to cash method U.S. holders. The election available to accrual basis U.S. holders in respect of the purchase and sale of notes denominated in foreign currency traded on an established securities market, discussed above, must be applied consistently by the U.S. holder to all debt instruments from year to year and can be changed only with the consent of the IRS.

Gain or loss recognized by a U.S. holder on the disposition of a note denominated in foreign currency generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which the holder held such note.

Foreign currency received as interest on, or on a disposition of, a note will have a tax basis equal to its U.S. dollar value at the time such interest is received or at the time such proceeds are received. The amount of gain or loss recognized on a sale or other disposition of such foreign currency will be equal to the difference between (1) the amount of U.S. dollars, or the fair market value in U.S. dollars of the other property received in such sale or other disposition, and (2) the U.S. holder’s tax basis in such foreign currency.

A U.S. holder that purchases a note with previously owned foreign currency will generally recognize gain or loss in an amount equal to the difference, if any, between such holder’s tax basis in such foreign currency and the U.S. dollar fair market value of such note on the date of purchase. Any such gain or loss generally will be ordinary income or loss and will not be treated as interest income or expense. The conversion of U.S. dollars to foreign currency and the immediate use of such currency to purchase a note generally will not result in any exchange gain or loss for a U.S. holder.

OID on a note described in this section is determined in the foreign currency and is translated into U.S. dollars in the same manner that an accrual basis U.S. holder accrues stated interest. Exchange gain or loss is determined when OID is considered paid to the extent the spot rate on the date of payment differs from the exchange rate at which the OID was accrued.

The amount of market discount on a note described in this section includible in income will generally be determined by computing the market discount in the foreign currency and translating that amount into U.S. dollars at the spot rate on the date the note is retired or otherwise disposed of. If the U.S. holder accrues market discount currently, the amount of market discount which accrues during any accrual period is determined in the foreign currency and translated into U.S. dollars on the basis of the average exchange rate in effect during the accrual period. Exchange gain or loss may be recognized to the extent that the spot rate on the date of the retirement or disposition of the note differs from the exchange rate at which the market discount was accrued.

Amortizable bond premium on a note described in this section is computed in the foreign currency and, if the U.S. holder elects, will reduce interest income in the specified foreign currency. At the time amortized bond premium offsets interest income (i.e., the last day of the tax year in which the election is made and the last day of each subsequent tax year), exchange gain or loss with respect to amortized bond premium is recognized and is measured by the difference between the spot rates at that time and at the time of the acquisition of the note.

With respect to the sale, exchange, retirement or other disposition of a note denominated in a foreign currency, the foreign currency amount realized will be considered to be first, the payment of accrued but unpaid interest (on which exchange gain or loss is recognized as described above); second, accrued but unpaid OID (on which exchange gain or loss is recognized as described above); and, finally, as receipt of principal. With respect to principal, exchange gain or loss is equal to the difference between (i) the foreign currency principal amount translated at the spot rate on the date the payment is received or the date of disposition and (ii) the foreign currency principal amount translated at the spot rate on the date the note was acquired, or deemed acquired. Exchange gain or loss computed on accrued interest, OID, market discount and principal is realized, however, only to the extent of total gain or loss on the transaction. The conversion of U.S. dollars into a foreign currency and the immediate use of that currency to purchase a note described in this section generally will not result in a taxable gain or loss for a U.S. holder.

U.S. Tax Consequences to Non-U.S. Holders

A non-U.S. holder will not be subject to U.S. federal income or withholding tax on interest, OID or principal payments on a note if:

•	the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the holder is not a controlled foreign corporation for U.S. federal income tax purposes that is related to us through actual or constructive stock ownership;

•	the holder is not a bank receiving interest described in Code Section 881(c)(3)(A);

•	the interest is not contingent interest under Code Section 871(h)(4)(A);

•

the interest is not effectively connected with the conduct of a U.S. trade or business (and in the case of a treaty resident, is not attributable to a permanent establishment or a fixed base the non-U.S. holder maintains in the United States); and

•

either: the beneficial owner of the note provides to us or to our paying agent an appropriate statement on IRS Form W-8BEN together with all appropriate attachments, certifying that it is not a U.S. holder and providing its name and address; or, if a financial institution holds the note on behalf of the beneficial owner, the financial institution certifies to us that such statement has been received from the beneficial owner or another intermediary and furnishes a copy of such certification to us or our paying agent. In addition, we and our paying agent must not have actual knowledge or reason to know that the beneficial owner is a U.S. person.

The applicable pricing supplement will indicate whether we expect that any interest will be treated as contingent interest under Code Section 881(c)(3)(A). If any of these conditions are not met, a 30% withholding tax will apply to interest income, including OID, on the notes, unless an income tax treaty reduces or eliminates the tax or the interest is effectively connected with the conduct of a U.S. trade or business, and in the case of a treaty resident is attributable to a permanent establishment or a fixed base the non-U.S. holder maintains in the United States and the non-U.S. holder provides an IRS Form W-8ECI to that effect. In the latter case, the non-U.S. holder generally will be subject to U.S. federal income tax with respect to all income from the notes in the same manner as U.S. holders, as described above. Additionally, in that case, non-U.S. holders that are corporations could be subject to a branch profits tax (currently imposed at a rate of 30%, or a lower treaty rate, if applicable) on its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the corporation’s conduct of a U.S. trade or business. For this purpose, interest paid on the notes will be included in the earnings and profits of the foreign corporation.

Treatment of Disposition of Notes. Generally, a non-U.S. holder will not be subject to federal income tax on any amount which constitutes capital gain upon the sale, exchange, retirement or other disposition of a note (except with respect to accrued but unpaid interest, which will be taxable as described above) unless:

•	the holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition and certain other conditions are met; or

•

the gain is effectively connected with the conduct of a U.S. trade or business, and in the case of a treaty resident, is attributable to a permanent establishment or a fixed base the non-U.S. holder maintains in the United States.

If the first exception applies, the non-U.S. holder generally will be subject to a flat U.S. federal income or withholding tax at a rate of 30% on the amount by which the gains derived from the sales that are from U.S. sources exceed capital losses allocable to U.S. sources. If the second exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax with respect to the gain in the same manner as U.S. holders, as described above. Additionally, in that case, non-U.S. holders that are corporations could be subject to a branch profits tax on such gain (currently imposed at a rate of 30%, or a lower treaty rate, if applicable).

Treatment of Notes for U.S. Federal Estate Tax Purposes. A note will not be subject to U.S. federal estate tax, provided the non-U.S. holder is not at the time of death a “10% shareholder” of our stock (as specifically defined for U.S. federal income tax purposes) and payments of interest on those notes would not have been considered effectively connected with the conduct of a U.S. trade or business (and in the case of a treaty resident, attributable to a permanent establishment or a fixed base the non-U.S. holder maintained in the United States).

U.S. Information Reporting Requirements and Backup Withholding Tax

Under some circumstances, the Code requires “information reporting” annually to the IRS as to each holder, and a “backup withholding” tax at the current rate of 28%. Backup withholding and information reporting generally do not apply to some holders, including corporations, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts.

In general, backup withholding will apply to a U.S. holder only if the U.S. holder:

•	fails to furnish its Taxpayer Identification Number (“TIN”), which for an individual would be his or her social security number;

•	furnishes an incorrect TIN;

•	is notified by the IRS that it has failed to properly report payments of interest and dividends; or

•

under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments.

A U.S. holder may be eligible for an exemption from backup withholding by providing a properly completed IRS Form W-9 to us or our paying agent.

A non-U.S. holder that provides the applicable IRS Form W-8BEN or W-8IMY (or a suitable successor or substitute form), together with all appropriate attachments, signed under penalties of perjury, identifying the non-U.S. holder and stating that the non-U.S. holder is not a United States person, will not be subject to information reporting and backup withholding requirements, if neither we nor our paying agent have actual knowledge or reason to know that the holder is a U.S. person or otherwise does not satisfy the requirements for an exemption.

Information reporting and backup withholding requirements with respect to the payment of the proceeds from the disposition of a note by a non-U.S. holder are as follows:

•

If the proceeds are paid by or through the U.S. office of a broker, they generally will be subject to information reporting and backup withholding. However, no such reporting and withholding is required if: (i) the holder either certifies as to its status as a non-U.S. holder under penalties of perjury on the applicable IRS Form W-8BEN or W-8IMY (as described above) or otherwise establishes an exemption, and (ii) the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

•

If the proceeds are paid by or through a non-U.S. office of a broker that is not a U.S. person or a “U.S. related person,” as defined below, they will not be subject to backup withholding or information reporting.

•

If the proceeds are paid by or through a non-U.S. office of a broker that is either a U.S. person or a “U.S. related person,” they generally will be subject to information reporting. However, no reporting is required if (i) the holder certifies as to its status as a non-U.S. holder under penalties of perjury or the broker has documentary evidence in its files as to the non-U.S. holder’s foreign status, and (ii) the broker has no actual knowledge or reason to know to the contrary. Backup withholding will not apply to payments made by or through non-U.S. offices of a U.S. person or “U.S. related person,” absent actual knowledge that the payee is a U.S. person.

For purposes of this paragraph, a “U.S. related person” is:

•	a “controlled foreign corporation” for U.S. federal income tax purposes;

•

a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the person has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business; or

•

a foreign partnership if at any time during its tax year one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interest of the partnership or if, at any time during its taxable year, the partnership is engaged in the conduct of a U.S. trade or business.

Backup withholding is not an additional tax and may be refunded (or credited against the holder’s U.S. federal income tax liability, if any), if the holder furnishes certain required information to the IRS on a timely basis. The information reporting requirements may apply regardless of whether withholding is required. Copies of the information returns reporting such interest and withholding also may be made available to the tax authorities in the country in which a non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

The U.S. federal income and estate tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Accordingly, holders should consult their own tax advisors as to particular tax consequences to them of holding, exchanging or selling the notes, including the application and effect of any federal, state, local or foreign tax laws, and of any changes in applicable tax laws.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are (i) an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or “ERISA,” (ii) a plan described in Section 4975(e)(1) of the Code that is subject to Section 4975 of the Code (including individual retirement accounts and other plans), or (iii) an entity, the assets of which constitute “plan assets” for purposes of Title I of ERISA or Section 4975 of the Code (including without limitation, as applicable, an insurance company general account, an insurance company separate account, a collective trust or an investment fund), each of the foregoing a “Benefit Plan Investor,” proposing to invest in the notes.

ERISA and the Code prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the plan. Governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing notes should consider whether the purchase and holding of such instruments might constitute a non-exempt “prohibited transaction.” Prohibited transactions within the meaning of ERISA or the Code may arise, for example, if notes are acquired by or with the assets of a Benefit Plan Investor, unless those notes are acquired and held under an exemption for transactions effected on behalf of that Benefit Plan Investor. The person making the decision on behalf of a Benefit Plan Investor or any governmental plan, church plan or other plan that is subject to law that is similar to Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, to represent that such purchase and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code (or, with respect to a governmental plan, church plan or any other plan, under any Similar Law).

If you are an insurance company, the fiduciary of a pension plan or an employee benefit plan, or otherwise a fiduciary of “plan assets” that are subject to Title I of ERISA, Section 4975 of the Code or Similar Law and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We and Banc of America Securities LLC, Barclays Capital Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets Corporation and RBS Securities Inc., as agents, have entered into an amended and restated distribution agreement with respect to the notes. The form of this amended and restated distribution agreement has been filed with the SEC.

Subject to a number of conditions, the agents have agreed to use their reasonable efforts to solicit purchases of the notes. We have the right to accept offers to purchase notes and may reject any proposed purchase of the notes. Each agent’s obligations are separate and several from those of other agents. Each agent has the right, in its discretion reasonably exercised, to reject in whole or in part any proposed purchase of notes through it. We will pay the applicable agent a commission on any notes sold through that agent. We expect commissions to range from .001% to .900% of the principal amount of the notes, but we may pay the agents or other dealers commissions that differ from these estimates. Actual commissions and fees will be determined as of the time of pricing of the notes and will be set forth in the pricing supplement for each note.

We may appoint agents, other than or in addition to those listed above, with respect to the notes. Any other agents will be named in the applicable pricing supplements and will enter into or otherwise agree to be bound by the terms of the distribution agreement referred to above.

This prospectus supplement may be used by any of the agents or any of their affiliates in connection with offers and sales of the notes in market-making transactions. Information about the trade and settlement dates, as well as the purchase price, for a market-making transaction will be provided to the purchaser by the agent or its affiliate in a separate confirmation of sale.

In this prospectus supplement, the term “this offering” means the initial offering of the notes made in connection with their original issuance. This term does not refer to any subsequent resales of notes in market-making transactions. We describe market-making transactions and other matters relating to the distribution of the notes in the accompanying prospectus under “Plan of Distribution” and in this prospectus supplement under “Features Common to All Notes—Market-Making Transactions.”

We may also sell notes to any agent, acting as principal, for its own account or for resale to one or more investors or other purchasers, including other broker-dealers.

The agents may sell any notes they have purchased as principal to any dealer at a discount. Unless otherwise specified in your pricing supplement, any note sold to an agent as principal will be purchased by that agent at a price equal to 100% of the principal amount of that note less a percentage of that principal amount. The notes may be resold by the agent to investors and other purchasers from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or in variable price reoffers at varying prices determined at the time of sale, or the notes may be resold to certain dealers as described above. Variable price reoffers may occur at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. After the initial public offering of any notes, the public offering price and discount may be changed.

We may sell notes directly to investors, without the involvement of any agent. In this case, we would not be obligated to pay any commission or discount in connection with the sale.

The name of the applicable agents or other persons through which we sell any notes, as well as any commissions or discounts payable to those persons, will be set forth in the pricing supplement for your notes.

The purchase price of the notes will be required to be paid in immediately available funds in New York City on the date of settlement.

Any agent or other person that participates in the offering of the notes may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended. We have agreed to indemnify each of them against certain liabilities, including liabilities under the Securities Act.

We may replace the agents or appoint additional agents in connection with the offering of the notes from time to time.

The notes are a new issue of securities, and there will be no established trading market for any note before its original issue date. We do not plan to list the notes on a securities exchange or quotation system. If we do list the notes, the exchange and any pertinent listing information will be set forth in the pricing supplement for an issue of notes. The agents have advised us that they may from time to time purchase and sell the notes in the secondary market. However, no agent is obligated to do so and any agent may discontinue making a market in the notes at any time without notice. We can give no assurance as to the existence or liquidity of any secondary market for the notes.

A number of the agents that we sell notes to or through, and their affiliates, may engage in transactions with us and perform services for us in the ordinary course of business.

In connection with certain offerings of the notes, the agents may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position for the agents. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. Those activities, if commenced, may be discontinued at any time.

We may enter into hedging transactions in connection with any particular issue of notes, including forwards, futures, options, interest rate or exchange rate swaps and repurchase or reverse repurchase transactions with, or arranged by, the applicable agent, an affiliate of that agent or an unrelated entity. We, the applicable agent or other parties may receive compensation, trading gain or other benefits in connection with these transactions. We are not required to engage in any of these transactions. If we commence these transactions, we may discontinue them at any time. Counterparties to these hedging activities also may engage in market transactions involving the securities offered under this prospectus.

OFFERING RESTRICTIONS

The notes may be offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers.

Each of the agents has severally represented and agreed that it has not offered, sold or delivered, and it will not offer, sell or deliver, directly or indirectly, any of the notes, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations of the jurisdiction and that will not impose any obligations on us except as set forth in the distribution agreement and the terms agreement for the specific notes.

No action has been or will be taken by the seller or any agent that would permit a public offering of the notes in any country or jurisdiction other than in the United States, where action for that purpose is required. Accordingly, the notes may not be offered or sold, directly or indirectly, and neither the prospectus, this prospectus supplement nor any circular, prospectus, form of application, advertisement or other material may be distributed in or from or published in any country or jurisdiction, except under circumstances that will result in compliance with any applicable laws and regulations. Persons into whose hands this prospectus supplement comes are required by the seller and any agent to comply with all applicable laws and regulations in each country or jurisdiction in which they purchase, sell or deliver notes or have in their possession or distribute such prospectus supplement, in all cases at their own expense.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each agent has represented and agreed, and each further agent appointed under the distribution agreement will be required to represent and agree, that with effect from and including the date on which the Prospectus Directive is implemented in that Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State:

(a)	in (or in Germany, where the offer starts within) the period beginning on the date of publication of a prospectus in relation to those notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive and ending on the date which is 12 months after the date of such publication;

(b)	at any time to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(c)	at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(d)	at any time in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each agent has represented and agreed, and each further agent appointed under the distribution agreement will be required to represent and agree, that:

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

Notice to Residents of the United Kingdom

The distribution of this prospectus supplement if made by a person who is not an authorized person under the FSMA, is being made only to, or directed only at persons who (1) are outside the United Kingdom, or (2) have professional experience in matters relating to investments, or (3) are persons falling within Articles 49(2)(a) through (d) (“high net worth companies, unincorporated associations, etc.”) or 19 (Investment Professionals) of the Financial Services and Market Act 2000 (Financial Promotion) Order 2005 (all such persons together being referred to as the “Relevant Persons”). This prospectus supplement must not be acted on or relied on by persons who are not Relevant Persons. Any investment or investment activity to which this prospectus supplement relates, including the offered certificates, is available only to Relevant Persons and will be engaged in only with Relevant Persons.

Potential investors in the United Kingdom are advised that all, or most, of the protections afforded by the United Kingdom regulatory system will not apply to an investment in the trust fund and that compensation will not be available under the United Kingdom Financial Services Compensation Scheme.

LEGAL OPINIONS

Opinions regarding the validity of the notes being offered will be issued for us by Mark L. Heleen, Executive Vice President and General Counsel of the Company, or any Deputy General Counsel or Associate General Counsel of the Company or Sallie Mae, Inc., acting as our counsel, and for the agents by Cadwalader, Wickersham & Taft LLP. An opinion regarding U.S. federal income tax consequences of the purchase, ownership and disposition of the notes will be issued for us and the agents by Skadden, Arps, Slate, Meagher & Flom LLP. These opinions will make assumptions regarding future action required to be taken by us and the appropriate trustee in connection with the issuance and sale of any particular notes, the specific terms of those notes and other matters that may affect the validity of those notes but which cannot be ascertained on the date of the relevant opinion.

Prospectus

SLM CORPORATION

Debt Securities

Common Stock

Preferred Stock

Warrants

•

This prospectus provides you with a general description of the securities we may offer. We may offer and sell, from time to time, in one or more offerings, any debt or equity securities, or any combination thereof, that we describe in this prospectus. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable supplement carefully before you invest.

•	We may issue common stock upon conversion, exercise or exchange of any debt securities, preferred stock or warrants. Our common stock is listed on the New York Stock Exchange under the symbol “SLM.”

Obligations of SLM Corporation and its subsidiaries are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation nor any of its subsidiaries is a government-sponsored enterprise or an instrumentality of the United States of America.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated November 20, 2008

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we may sell common stock, debt securities, preferred stock and warrants in one or more offerings. We may sell these securities either separately or in units. We may also issue common stock upon conversion, exchange or exercise of any of the securities mentioned above. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities we may offer under this prospectus. You can read that registration statement at the SEC’s web site or at the SEC’s offices mentioned under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. The SEC’s website contains reports, proxy and information statements and other information regarding issuers, such as us, that file electronically with the SEC. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. We maintain a website at http://www.salliemae.com. We have not incorporated by reference into this prospectus the information in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus.

We have filed a registration statement and related exhibits with the SEC under the Securities Act of 1933. This registration statement contains additional information about us and our securities. You can inspect the registration statement and exhibits without charge at the SEC’s Public Reference Room, and you may obtain copies from the SEC at prescribed rates.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we have filed with the SEC. The information we incorporate by reference into this prospectus is an important part of this prospectus. Any statement in a document we incorporate by reference into this prospectus will be considered to be modified or superseded to the extent a statement contained in this prospectus or any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes that statement. The modified or superseded statement will not be considered to be a part of this prospectus, except as modified or superseded.

We incorporate by reference into this prospectus the information contained in the documents listed below, which is considered to be a part of this prospectus:

•	our annual report on Form 10-K for the year ended December 31, 2007, filed with the SEC on February 29, 2008;

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, filed with the SEC on May 9, 2008, August 7, 2008 and November 6, 2008, respectively;

•

our current reports on Form 8-K filed with the SEC on January 3, 2008, January 9, 2008, January 11, 2008, January 23, 2008, January 25, 2008, January 29, 2008, February 6, 2008, February 15, 2008, March 4, 2008, April 2, 2008, April 17, 2008, April 23, 2008, June 16, 2008, June 19, 2008, July 23, 2008, July 25, 2008, August 6, 2008, August 20, 2008, August 28, 2008, September 19, 2008, September 30, 2008, October 6, 2008, October 15, 2008, October 22, 2008 and November 3, 2008;

•

the description of our common stock in our Form 8-A, which we filed with the SEC on August 7, 1997 and amended on July 27, 1999, and any amendments or reports filed for the purpose of updating this description;

•	the description of our currently outstanding Series A preferred stock in our Form 8-A, which we filed with the SEC on November 10, 1999;

•	the description of our currently outstanding Series B preferred stock in our Form 8-A, which we filed with the SEC on June 9, 2005;

•	the description of our currently outstanding 7.25% mandatory convertible preferred stock, Series C in our 424(b)5 prospectus, which we filed with the SEC on December 28, 2007;

•	the description of our currently outstanding $75,000,000 CPI- Linked Medium Term Notes due January 16, 2018 ($25 Par) in our Form 8-A, which we filed with the SEC on January 19, 2006; and

•

future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to effectiveness of the registration statement and after the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Corporate Secretary

SLM Corporation

12061 Bluemont Way

Reston, VA 20190

(703) 810-3000

You should rely only on the information incorporated by reference or provided in this prospectus and any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of these documents.

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of operations and statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements after we distribute this prospectus.

You should understand that the following important factors could cause our results to differ materially from those expressed in forward-looking statements: the occurrence of any event, change or other circumstances that could give rise to our ability to cost-effectively refinance the 2008 Asset-Backed Financing Facilities, including any potential foreclosure on the student loans under those facilities following their termination; increased financing costs; limited liquidity; any adverse outcomes in any significant litigation to which we are a party; our derivative counterparties terminating their positions with us if permitted by their contracts and our substantially incurring additional costs to replace any terminated positions; changes in the terms of student loans and the educational credit marketplace (including changes resulting from new laws and regulations and from the implementation of applicable laws and regulations) which, among other things, may reduce the volume, average term and yields on student loans under the FFELP, may result in loans being originated or refinanced under non-FFELP programs, or may affect the terms upon which banks and others agree to sell FFELP loans to us. We could also be affected by: changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students and their families; incorrect estimates or assumptions by management in connection with the preparation of our consolidated financial statements; changes in the composition of our Managed loan portfolios; changes in the general interest rate environment and in the securitization markets for education loans, which may increase the costs or limit the availability of financings necessary to initiate, purchase or carry education loans; changes in projections of losses from loan defaults; changes in general economic conditions; changes in prepayment rates and credit spreads; and changes in the demand for debt management services and new laws or changes in existing laws that govern debt management services. All forward-looking statements contained in this prospectus are qualified by these cautionary statements and are made only as of the date this document is filed. We do not undertake any obligation to update or revise these forward-looking statements to conform the statement to actual results or changes in our expectations.

SLM CORPORATION

Unless otherwise indicated or unless the context requires otherwise, references in this prospectus to “we,” “us,” “our,” or similar references mean SLM Corporation and its consolidated subsidiaries.

SLM Corporation is a holding company that operates through a number of subsidiaries. We were formed in 1972 as the Student Loan Marketing Association, a federally chartered government-sponsored enterprise (“GSE”), with the goal of furthering access to higher education by acting as a secondary market for student loans. In 2004, we completed the transformation to a private company through the wind-down of the GSE. The GSE’s outstanding obligations were placed into a Master Defeasance Trust Agreement as of December 29, 2004, which was fully collateralized by direct, noncallable obligations of the United States.

Our primary business is to originate and hold student loans by providing funding, delivery and servicing support for education loans in the United States through our participation in the Federal Family Education Loan Program (“FFELP”) and through our own non-federally guaranteed Private Education loan programs. We primarily market our FFELP Stafford Loans and Private Education Loans through on-campus financial aid offices. We have also expanded into direct-to-consumer marketing, primarily for Private Education Loans, to reach those students and families that choose not to consult with the financial aid office.

We also earn fees for a number of services, including student loan and guarantee servicing, 529 college-savings plan administration, debt collection and providing processing capabilities and information technology to educational institutions. We also operate a consumer savings network through Upromise, Inc.

Our principal executive offices are located at 12061 Bluemont Way, Reston, VA 20190, and our telephone number is (703) 810-3000.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, we intend to use the net proceeds from the sale of the offered securities for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES AND

PREFERRED STOCK DIVIDENDS

The following table sets forth our ratio of earnings to fixed charges and preferred stock dividends for the five years ended December 31, 2007 and the nine month periods ended September 30, 2008 and September 30, 2007.

	Years ended December 31,						Nine Months ended September 30,
	2007		2006	2005	2004	2003	2008		2007
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends (1)	0.92	(2)	1.37	1.67	2.74	3.21	0.97	(2)	1.23
Ratio of Earnings to Fixed Charges (1)	0.93	(2)	1.39	1.69	2.77	3.26	1.00		1.24

(1)	For purposes of computing these ratios, earnings represent income before income tax expense plus fixed charges. Fixed charges represent interest expensed and capitalized, plus one-third (the proportion deemed representative of the interest factor) of rents, net of income from subleases.

(2)	Due to pre-tax losses of $482 million and $6 million for the year ended December 31, 2007 and the nine months ended September 30, 2008, respectively, the ratio coverage was less than 1:1.

SECURITIES WE MAY OFFER

This section describes the general terms and provisions of the securities to which this prospectus and any prospectus supplement relates.

Types of Securities

The types of securities that we may offer and sell from time to time by this prospectus are:

•	debt securities, which we may issue in one or more series;

•	preferred stock, which we may issue in one or more series;

•	common stock;

•	warrants entitling the holders to purchase common stock, preferred stock or debt securities;

•	warrants or other rights relating to foreign currency exchange rates; or

•

warrants for the purchase or sale of debt securities of, or guaranteed by, the United States government or its agencies, units of a stock index or a stock basket or a commodity or a unit of a commodity index.

We will determine when we sell securities, the amounts of securities we will sell and the prices and other terms on which we will sell them.

ADDITIONAL INFORMATION

We will describe in a prospectus supplement, which we will deliver with this prospectus, the terms of particular securities that we may offer in the future. Each prospectus supplement will include the following information:

•	the type and amount of securities that we propose to sell;

•	the initial public offering price of the securities;

•	the names of the underwriters or agents, if any, through or to which we will sell the securities;

•	the compensation, if any, of those underwriters or agents;

•	information about securities exchanges or automated quotation systems on which the securities will be listed or traded;

•	any material United States federal income tax considerations that apply to the securities; and

•	any other material information about the offering and sale of the securities.

DESCRIPTION OF DEBT SECURITIES

This section discusses debt securities we may offer under this prospectus.

We will issue debt securities under an indenture, dated as of October 1, 2000, between us and The Bank of New York Mellon, as successor to J.P. Morgan Chase Bank, National Association, as trustee, as amended or supplemented from time to time. The Bank of New York Mellon is located in New York, New York and is qualified to act as trustee under the Trust Indenture Act of 1939. The indenture permits there to be more than one trustee under the indenture with respect to different series of debt securities. The indenture is governed by the Trust Indenture Act.

From January 1, 2008 to September 30, 2008, we issued $2,500,000,000 in aggregate principal amount of debt securities under the indenture.

The following is a summary of the indenture. It does not restate the indenture entirely. We urge you to read the indenture. The indenture and any applicable indenture supplement will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may inspect them at the office of the trustee, or as described under the heading “Where You Can Find More Information.” References below to an “indenture” are references to the indenture and the applicable indenture supplement under which we issue a particular series of debt securities.

Terms of the Debt Securities

Our debt securities will be unsecured obligations of SLM Corporation. We may issue them in one or more series. Authorizing resolutions, a certificate or a supplemental indenture will set forth the specific terms of each series of debt securities. We will provide a prospectus supplement with, for some offerings, a pricing supplement, for each series of debt securities that will describe:

•	the title of the debt securities and their CUSIP and ISIN numbers, as applicable;

•	any limit upon the aggregate principal amount of the series of debt securities;

•	the date or dates on which principal and premium, if any, of the debt securities will be payable;

•	if the debt securities will bear interest:

•	the interest rate on the debt securities or the method by which the interest rate may be determined;

•	the date from which interest will accrue;

•	the record and interest payment dates for the debt securities;

•	any circumstances under which we may defer interest payments; and

•	the basis upon which interest shall be calculated if other than on the basis of a 360-day year of twelve 30-day months;

•	the place or places where:

•	we can make payments on the debt securities;

•	the debt securities can be surrendered for registration of transfer or exchange;

•	notices and demands can be given to us relating to the debt securities and under the applicable indenture, and where notices to holders pursuant to the applicable indenture will be published;

•	any optional redemption provisions that would permit us or the holders of debt securities to elect to redeem the debt securities before their final maturity;

•	any conversion features;

•	any sinking fund provisions that would obligate us to redeem the debt securities;

•

whether any of the debt securities are to be issuable as registered securities, bearer securities or both, whether debt securities are to be issuable with or without coupons or both and, if issuable as bearer securities, the date as of which the bearer securities will be dated (if other than the date of original issuance of the first debt security of that series of like tenor and term to be issued and any restrictions applicable to the offering, sale or delivery of bearer securities and whether, and the terms upon which, bearer securities of a series may be exchanged for registered securities of the same series and vice versa);

•

whether all or part of the debt securities will be issued in whole or in part as temporary or permanent global securities and, if so, the depositary for those global securities and a description of any book-entry procedures relating to the global securities;

•

if we issue temporary global securities, any special provisions dealing with the payment of interest and any terms relating to the ability to exchange interests in a temporary global security for interests in a permanent global security or for definitive debt securities;

•	the denominations in which the debt securities will be issued, if other than $1,000 or an integral multiple of $1,000;

•	the portion of the principal amount of debt securities payable upon a declaration of acceleration of maturity, if other than the full principal amount;

•	the currency or currencies in which the debt securities will be denominated and payable and, if a composite currency, any related special provisions;

•	any circumstances under which the debt securities may be paid in a currency other than the currency in which the debt securities are denominated and any related provisions;

•

the manner in which principal, premium and interest on debt securities will be determined if they are determined with reference to an index based upon a currency or currencies other than that in which the debt securities are denominated or payable;

•	any events of default that will apply to the debt securities in addition to those contained in the applicable indenture;

•	whether the issue of debt securities may be “reopened” by offering additional securities with substantially the same terms;

•	any additions or changes to the covenants contained in the applicable indenture and the ability, if any, of the holders to waive our compliance with those additional or changed covenants;

•	whether the provisions described below under the heading “Defeasance” apply to the debt securities;

•	the identity of the security registrar and paying agent for the debt securities if other than the applicable trustee;

•	any risk factors; and

•	any other terms of the debt securities.

Covenants Contained in Indenture

The indenture does not restrict our ability to put liens on our interests in our subsidiaries, and it does not restrict our ability to sell or otherwise dispose of our interests in any of our subsidiaries.

We are required to deliver to the trustee an annual statement as to our fulfillment of all of our obligations under the indenture.

Consolidation, Merger or Sale

The indenture generally permits us to consolidate with or merge into another entity. It also permits us to sell, transfer or lease all or substantially all of our property and assets. These transactions are permitted if:

•

the resulting or acquiring entity, if it is not us, is organized and existing under the laws of a domestic jurisdiction and assumes all of our obligations under the applicable indenture, including the payment of all amounts due on the debt securities and performance of obligations under the indenture; and

•	immediately after the transaction, and giving effect to the transaction, no event of default under the indenture exists; and

•	we deliver to the trustee an officers’ certificate and an opinion of counsel stating that the transactions comply with these conditions.

If we consolidate with or merge into or are merged into any other entity or sell, transfer or lease all or substantially all of our property and assets according to the terms and conditions of the indenture, the resulting or acquiring entity will be substituted for us in the indenture with the same effect as if it had been an original party to the indenture. As a result, the successor entity may exercise our rights and powers under the indenture, in our name and, except in the case of a lease of all or substantially all of our properties, we will be released from all our liabilities and obligations under the indenture and under the debt securities.

Events of Default and Remedies

An event of default with respect to any series of debt securities is defined in the indenture as being:

•	default for 30 days in payment of any installment of interest on any debt security of that series beyond any applicable grace period;

•	default in payment of the principal of or premium, if any, on any of the debt securities of that series when due;

•	default for 60 days after notice in the observance or performance of any other covenants in the indenture or applicable supplemental indenture relating to that series; and

•	our bankruptcy, insolvency or reorganization.

Additional events of default for your series of debt securities may be defined in a supplemental indenture for your securities.

The indenture provides that the trustee may withhold notice to the holders of any series of debt securities of any default, except a default in payment of principal, premium, if any, or interest, if any, with respect to a series of debt securities, if the trustee considers it in the interest of the holders of that series of debt securities to do so.

The indenture provides that if any event of default (other than our bankruptcy, insolvency or reorganization) has occurred and is continuing with respect to any series of debt securities, the trustee or the holders of not less than 25% in principal amount of all debt securities of that series then outstanding, acting together as a single class, may declare the principal amount of and all accrued but unpaid interest on all the debt securities of that series to be due and payable immediately. If our bankruptcy, insolvency or reorganization causes an event of default, the principal amount of and all accrued but unpaid interest on all series of debt securities that are affected by the event of default will be immediately due and payable without any declaration or action by the trustee or the holders.

The holders of a majority in principal amount of the debt securities of a series then outstanding that are affected by an event of default, acting as a single class, by notice to the trustee, may waive any existing default, other than any event of default in payment of principal or interest or in respect of an indenture provision that may be amended only with the consent of the holder of each affected debt security. Holders of a majority in principal amount of debt securities of any series affected by an event of default that were entitled to declare the event of default may rescind the declaration and its consequences if the recission will not conflict with any judgment or decree for payment of money due that has been obtained by the trustee.

The holders of a majority of the outstanding principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee with respect to that series, subject to limitations specified in the indenture.

Defeasance

Defeasance and Discharge. At the time that we establish a series of debt securities under the indenture, we can provide that the debt securities of that series are subject to the defeasance and discharge provisions of the indenture. If we so provide, we will be discharged from our obligations on the debt securities of that series if we irrevocably deposit with the trustee, in trust, sufficient money or, if the debt securities of that series are denominated and payable in U.S. dollars only, eligible instruments, to pay the principal, any interest, any premium and any other sums due on the debt securities of that series, such as sinking fund payments, on the dates the payments are due under the indenture and the terms of the debt securities.

When we use the term “eligible instruments” in this section, we mean monetary assets, money market instruments and securities that are payable in dollars only and are essentially risk free as to collection of principal and interest, including:

•	direct obligations of the United States backed by the full faith and credit of the United States; or

•

any obligation of a person controlled or supervised by and acting as an agency or instrumentality of the United States if the timely payment of the obligation is unconditionally guaranteed as a full faith and credit obligation by the United States.

In the event that we deposit money and/or eligible instruments in trust and discharge our obligations under a series of debt securities as described above, then:

•

the indenture will no longer apply to the debt securities of that series; but certain obligations to compensate, reimburse and indemnify the trustee, to register the transfer and exchange of debt securities, to replace lost, stolen or mutilated debt securities, to maintain paying agencies and the trust funds and to pay additional amounts, if any, required as a result of U.S. withholding taxes imposed on payments to non-U.S. persons will continue to apply; and

•	holders of debt securities of that series can only look to the trust fund for payment of principal, any premium and any interest on the debt securities of that series.

Defeasance of Covenants and Events of Default. At the time that we establish a series of debt securities under the indenture, we can provide that the debt securities of that series are subject to the covenant defeasance provisions of the indenture. If we so provide and we make the deposit, we will not have to comply with any covenant we designate when we establish the series of debt securities.

In the event of a covenant defeasance, our obligations under the indenture and the debt securities, other than with respect to the covenants specifically referred to above, will remain in effect.

If we exercise our option not to comply with any covenant and the debt securities of the series become immediately due and payable because an event of default has occurred, other than as a result of an event of default related to a covenant that is subject to defeasance, the amount of money and/or eligible instruments on deposit with the applicable trustee will be sufficient to pay the principal, any interest, any premium and any other sums, due on the debt securities of that series, such as sinking fund payments, on the date the payments are due under the applicable indenture and the terms of the debt securities, but may not be sufficient to pay amounts due at the time of acceleration. We would remain liable, however, for the balance of the payments.

Registration and Transfer

Unless we indicate otherwise in the applicable prospectus supplement, we will issue debt securities only as registered securities without coupons. Debt securities that we issue as bearer securities will have interest coupons attached, unless we indicate otherwise in the applicable prospectus supplement.

With respect to registered securities, we will keep or cause to be kept a register in which we will provide for the registration of registered securities and the registration of transfers of registered securities. We will appoint a “security registrar,” and we may appoint any “co-security registrar,” to keep the security register.

Upon surrender for registration of transfer of any registered security of any series at our office or agency maintained for that purpose in a place of payment for that series, we will execute one or more new registered securities of that series in any authorized denominations, with the same aggregate principal amount and terms. At the option of the holder, a holder may exchange registered securities of any series for other registered securities of that series, or bearer securities (along with all necessary related coupons) of any series for registered securities of the same series. Registered securities will not be exchangeable for bearer securities in any event.

We will agree in the indenture that we will maintain in each place of payment for any series of debt securities an office or agency where:

•	any debt securities of each series may be presented or surrendered for payment;

•	any registered securities of that series may be surrendered for registration of transfer;

•	debt securities of that series may be surrendered for exchange or conversion; and

•	notices and demands to or upon us in respect of the debt securities of that series and the indenture may be served.

We will not charge holders for any registration of transfer or exchange of debt securities. We may require holders to pay for any tax or other governmental charge that may be imposed in connection with any such registration of transfer or exchange, other than exchanges expressly provided in the indenture to be made at our own expense or without expense or without charge to the holders.

Global Securities

We may issue debt securities of a series, in whole or in part, in the form of one or more global securities, registered in the name of Cede & Co., the nominee of The Depository Trust Company, New York, New York, unless the prospectus supplement or pricing supplement describes another depositary or states that no global securities will be issued. Unless and until it is exchanged in whole or in part for the individual debt securities it represents, a global security may not be transferred except as a whole by:

•	DTC to its nominee;

•	DTC’s nominee to the depositary or another nominee of the depositary; or

•	DTC or any nominee to a successor depositary or any nominee of that successor.

Upon the issuance of a global security, DTC will credit, on its book-entry registration and transfer system, the principal amount of the securities represented by the global security to accounts of institutions that have accounts with DTC. Institutions that have accounts with DTC are referred to as “participants.” The accounts to be credited will be designated by the agents, or by us if we sell the securities directly. Owners of beneficial interests in a global security that are not participants or persons that may hold through participants but desire to purchase, sell or otherwise transfer ownership of the securities by book-entry on the records of DTC may do so only through participants and persons that may hold through participants. Because DTC can only act on behalf of participants and persons that may hold through participants, the ability of an owner of a beneficial interest in a global security to pledge securities to persons or entities that do not participate in the book-entry and transfer system of DTC, or otherwise take actions in respect of the securities, may be limited. In addition, the laws of some states require that some purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair a purchaser’s ability to transfer beneficial interests in a global security.

So long as DTC, or its nominee, is the registered owner of a global security, DTC or its nominee will be considered the sole owner or holder of the securities represented by the global security for all purposes under the indenture. Generally, owners of beneficial interest in a global security will not be entitled to have securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of securities in definitive form and will not be considered the owners or holders of the securities under the indenture.

Principal and interest payments on securities registered in the name of DTC or its nominee will be made to DTC or its nominee as the registered owner of a global security. Neither we, the trustee, any paying agent nor the security registrar will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that DTC, upon receipt of any payment of principal or interest, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of a global security as shown on the records of DTC. We also expect that payments by participants to owners of beneficial interests in a global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers and registered in “street name,” and will be the responsibility of such participants. Owners of beneficial interests in a global security that hold through DTC under a book-entry format (as opposed to holding certificates directly) may experience some delay in the receipt of interest payments since DTC will forward payments to its participants, which in turn will forward them to persons that hold through participants.

If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us or DTC within ninety days, we will issue securities in definitive registered form in exchange for a global security. In addition, either we or DTC may at any time, in our sole discretion, determine not to have the securities represented by a global security and, in that event, we will issue securities in definitive registered form in exchange for the global security. In either instance, an owner of a beneficial interest in a global security will be entitled to have securities equal in principal amount to the beneficial interest registered in its name and will be entitled to physical delivery of the securities in definitive form.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law; a member of the Federal Reserve System; a “clearing corporation” within the meaning of the New York Uniform Commercial Code; a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended; and a “banking organization” within the meaning of the New York Banking Law. DTC holds securities that its participants deposit with DTC. DTC also facilitates settlement of securities transactions among its participants, such as transfers and pledges in deposited securities, through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by several DTC participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers, Inc. Access to DTC’s book-entry system is also available to others, including banks, brokers, dealers and trust companies, that clear through or maintain a custodian relationship with a participant, whether directly or indirectly.

Payment and Paying Agents

Unless we indicate otherwise in a prospectus supplement:

•

we will maintain an office or agency in each place of payment for any series of debt securities where debt securities of that series may be presented or surrendered for payment; we may also from time to time designate one or more other offices or agencies where debt securities of one or more series may be presented or surrendered for payment and may appoint one or more paying agents for the payment of debt securities, in one or more other cities, and may from time to time rescind these designations and appointments;

•	at our option, we may pay any interest by check mailed to the address of the person entitled to payment as that address appears in the applicable security register kept by us or by wire transfer; and

•	we will pay any installment of interest on registered securities to the person in whose name the debt security is registered at the close of business on the regular record date for that payment.

The holder of any coupon relating to a bearer security will be entitled to receive the interest payable on that coupon upon presentation and surrender of the coupon on or after the interest payment date of the coupon. We will not make payment with respect to any bearer security at any of our offices or agencies in the United States, by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States.

Modification and Amendment

Some of our rights and obligations and some of the rights of holders of the debt securities may be modified or amended with the written consent of the holders of at least a majority of the aggregate principal amount of the outstanding debt securities of each series of debt securities affected by the modification or amendment, with each series voting as a class. The following modifications and amendments, however, will not be effective against any holder without its consent:

•	a reduction of the amount of debt securities whose holders must consent to an amendment or waiver;

•	a change in the rate of or in the time for payment of interest on any debt securities;

•	a change in the principal (and the premium, if any) of or a change in the fixed maturity of any debt securities;

•	a waiver of a default in the payment of principal (and the premium, if any) of or interest on any debt securities;

•	a change in the currency in which any payment on the debt securities is payable; or

•	any change in Section 6.04 of the Indenture (Waiver of Existing Defaults), Section 6.07 of the Indenture (Rights of Holders to Receive Payment), or a modification of any of the foregoing requirements.

Concerning the Trustee

The trustee, The Bank of New York Mellon, provides and may continue to provide various services to us in the ordinary course of its business. The indenture contains limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in specified cases or to realize on property received in respect of any claim as security or otherwise. The indenture permits the trustee to engage in other transactions; but if it acquires any conflicting interest, it must eliminate the conflict or resign.

The indenture provides that in case an event of default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of its own affairs. The trustee may refuse to perform any duty or exercise any right or power under the indenture, unless it receives indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The laws of the State of New York will govern the indenture and the debt securities.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock is 1,125,000,000 shares of common stock, $.20 par value, and 20,000,000 shares of preferred stock, $.20 par value. As of September 30, 2008, 467,467,686 shares of our common stock and 8,449,770 shares of our preferred stock were outstanding.

Common Stock

Our common stock is described in our registration statement on Form 8-A, which we filed with the SEC on August 7, 1997, as amended by our Form 8-A/A, which we filed with the SEC on July 27, 1999. These documents are incorporated by reference into this prospectus.

We will distribute a prospectus supplement with regard to each issue of common stock. Each prospectus supplement will describe the specific terms of the common stock offered through that prospectus supplement and any general terms outlined in our Form 8-A, as amended, that will not apply to that common stock.

Preferred Stock

We may issue preferred stock in one or more series with any rights and preferences that may be authorized by our board of directors. Our currently outstanding Series A preferred stock is described in our registration statement on Form 8-A, which we filed with the SEC on November 10, 1999. Our currently outstanding Series B preferred stock is described in our registration statement on Form 8-A, which we filed with the SEC on June 9, 2005. Our currently outstanding mandatory convertible preferred stock, Series C is described in our 424(b)5 prospectus, which we filed with the SEC on December 28, 2007. Each of these registration statements are incorporated by reference into this prospectus.

We will distribute a prospectus supplement with regard to each particular series of preferred stock. Each prospectus supplement will describe, as to the series of preferred stock to which it relates:

•	the title of the series of preferred stock;

•	any limit upon the number of shares of the series of preferred stock that may be issued;

•	the preference, if any, to which holders of the series of preferred stock will be entitled upon our liquidation;

•	the date or dates, if any, on which we will be required or permitted to redeem the preferred stock;

•	the terms, if any, on which we or holders of the preferred stock will have the option to cause the preferred stock to be redeemed or purchased;

•	the voting rights, if any, of the holders of the preferred stock;

•	the dividends, if any, that will be payable with regard to the series of preferred stock, which may be fixed dividends or participating dividends, and may be cumulative or non-cumulative;

•	the right, if any, of holders of the preferred stock to convert it into another class of our stock or securities, including provisions intended to prevent dilution of those conversion rights;

•	any provisions by which we will be required or permitted to make payments to a sinking fund to be used to redeem preferred stock, or a purchase fund to be used to purchase preferred stock; and

•	any other material terms of the preferred stock.

Any or all of these rights may be greater than the rights of the holders of common stock.

Our board of directors, without shareholder approval, may issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of our common stock. The terms of the preferred stock that might be issued could conceivably prohibit us from:

•	consummating a merger;

•	reorganizing;

•	selling substantially all of our assets;

•	liquidating; or

•	engaging in other extraordinary corporate transactions without shareholder approval.

Preferred stock could therefore be issued with terms calculated to delay, defer or prevent a change in our control or to make it more difficult to remove our management. Our issuance of preferred stock may have the effect of decreasing the market price of the common stock.

DESCRIPTION OF WARRANTS

We may issue:

•	warrants for the purchase of debt securities, preferred stock, common stock or units of two or more of these types of securities;

•	currency warrants, which are warrants or other rights relating to foreign currency exchange rates; or

•

index warrants, which are warrants for the purchase or sale of debt securities of, or guaranteed by, the United States government or its agencies, units of a stock index or a stock basket or a commodity or a unit of a commodity index.

Warrants may be issued independently or together with debt securities, preferred stock or common stock, and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of warrants or beneficial owners of warrants.

We will distribute a prospectus supplement with regard to each issue of warrants. Each prospectus supplement will describe:

•

in the case of warrants to purchase debt securities, the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of the warrants, and the price at which you may purchase the debt securities upon exercise;

•

in the case of warrants to purchase preferred stock, the designation, number of shares, stated value and terms, such as liquidation, dividend, conversion and voting rights, of the series of preferred stock purchasable upon exercise of the warrants, and the price at which you may purchase shares of preferred stock of that series upon exercise;

•

in the case of warrants to purchase common stock, the number of shares of common stock purchasable upon the exercise of the warrants and the price at which you may purchase shares of common stock upon exercise;

•

in the case of currency warrants, the designation, aggregate principal amount, whether the currency warrants are put or call currency warrants or both, the formula for determining any cash settlement value, exercise procedures and conditions, the date on which your right to exercise the currency warrants commences and the date on which your right expires, and any other terms of the currency warrants;

•

in the case of index warrants, the designation, aggregate principal amount, the procedures and conditions relating to the exercise of the index warrants, the date on which your right to exercise the index warrants commences and the date on which your right expires, the national securities exchange on which the index warrants will be listed, if any, and any other material terms of the index warrants;

•

in the case of warrants to purchase units of two or more securities, the type, number and terms of the units purchasable upon exercise of the warrants and the price at which you may purchase units upon exercise;

•	the period during which you may exercise the warrants;

•	any provision adjusting the securities that may be purchased on exercise of the warrants, and the exercise price of the warrants, to prevent dilution or otherwise;

•	the place or places where warrants can be presented for exercise or for registration of transfer or exchange; and

•	any other material terms of the warrants.

Unless we provide otherwise in a prospectus supplement, warrants for the purchase of preferred stock and common stock will be offered and exercisable for U.S. dollars only, and will be issued in registered form only. The exercise price for warrants will be subject to adjustment as described in the prospectus supplement for those warrants.

Prior to the exercise of any warrants to purchase debt securities, preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the securities purchasable upon exercise, including:

•

in the case of warrants for the purchase of debt securities, the right to receive payments of principal of or any premium or interest on the debt securities purchasable upon exercise, or to enforce covenants in the applicable indenture; or

•	in the case of warrants for the purchase of preferred stock or common stock, the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.

PLAN OF DISTRIBUTION

We may sell any of the securities being offered by this prospectus separately or together:

•	through agents;

•	to or through underwriters who may act directly or through a syndicate represented by one or more managing underwriters;

•	through dealers;

•

through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	in exchange for our outstanding indebtedness;

•	directly to purchasers, through a specific bidding, auction or other process; or

•	through a combination of any of these methods of sale.

If the securities offered under this prospectus are issued in exchange for our outstanding securities, the applicable prospectus supplement will describe the terms of the exchange, and the identity and the terms of sale of the securities offered under this prospectus by the selling security holders.

The distribution of securities may be effected from time to time in one or more transactions at a fixed price or prices that may be changed, at market prices prevailing at the time of sale or prices related to prevailing market prices or at negotiated prices.

Agents designated by us from time to time may solicit offers to purchase the securities. We will name any agent involved in the offer or sale of the securities and set forth any commissions payable by us to an agent in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent may be deemed to be an “underwriter” of the securities as that term is defined in the Securities Act.

If we utilize an underwriter or underwriters in the sale of securities, we will execute an underwriting agreement with the underwriter or underwriters at the time we reach an agreement for sale. We will set forth in the prospectus supplement the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers. This compensation may be in the form of discounts, concessions or commissions. Underwriters and others participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of securities. We will describe any of these activities in the prospectus supplement.

If a dealer is utilized in the sale of the securities, we or an underwriter will sell securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The prospectus supplement will set forth the name of the dealer and the terms of the transactions.

We may directly solicit offers to purchase the securities, and we may sell directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The prospectus supplement will describe the terms of any direct sales, including the terms of any bidding or auction process, if utilized.

Agreements we enter into with agents, underwriters and dealers may entitle them to indemnification by us against specified liabilities, including liabilities under the Securities Act, or to contribution by us to payments they may be required to make in respect of these liabilities. The prospectus supplement will describe the terms and conditions of indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates, may be our customers, or engage in transactions with or perform services for us and our subsidiaries in the ordinary course of business.

Certain of the agents, underwriters and dealers that we sell the securities offered under this prospectus to or through, and certain of their affiliates, engage in transactions with and perform services for us in the ordinary course of business. We may enter into hedging transactions in connection with any particular issue of the securities offered under this prospectus, including forwards, futures, options, interest rate or exchange rate swaps and repurchase or reverse repurchase transactions with, or arranged by, the applicable agent, underwriter or dealer, an affiliate of that agent, underwriter or dealer or an unrelated entity. We, the applicable agent, underwriter or dealer or other parties may receive compensation, trading gain or other benefits in connection with these transactions. We are not required to engage in any of these transactions. If we commence these transactions, we may discontinue them at any time. Counterparties to these hedging activities also may engage in market transactions involving the securities offered under this prospectus.

No securities may be sold under this prospectus without delivery (in paper format, in electronic format, in electronic format on the Internet, or by other means) of the applicable prospectus supplement describing the method and terms of the offering.

LEGAL MATTERS

Mark L. Heleen, Esq., who is our Senior Vice President and Deputy General Counsel, or another of our lawyers, will issue an opinion about the legality of the securities offered by this prospectus. Mr. Heleen owns shares of our common stock and holds stock options and stock-based awards under our compensation and management incentive plans. Other of our lawyers may also own our common stock and hold similar stock options or awards. They may receive additional awards under these plans in the future.

Certain legal matters will be passed upon for any underwriters or agents by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Skadden, Arps, Slate, Meagher & Flom LLP represents us in other legal matters.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report(s) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.